Exhibit 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Merger Agreement" or "Agreement") dated as of April 28, 2007, by and among ENPATH MEDICAL, INC. ("Enpath") , a Minnesota corporation having its principal executive office at 2300 Berkshire Lane North, Minneapolis, Minnesota, 55441, GREATBATCH, LTD. ("Purchaser"), a New York corporation having its principal executive office at 9645 Wehrle Drive, Clarence, New York 14031; CHESTNUT ACQUISITION CORPORATION ("Merger Sub"), a Minnesota corporation and a wholly-owned subsidiary of Purchaser having its offices at 9645 Wehrle Drive, Clarence, New York 14031.

                                   WITNESSETH:

         WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the "Offer") to purchase all of the outstanding shares of Enpath Common Stock (as defined herein), at a price of $14.38 per share (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the "Offer Price"), on the terms and subject to the conditions set forth herein;

         WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into Enpath with Enpath surviving as a wholly-owned subsidiary of Purchaser (the "Merger"), and each share of Enpath Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of each of Enpath, Purchaser and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective shareholders to consummate the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser's and Merger Sub's willingness to enter into this Agreement, certain shareholders of Enpath are entering into a Tender and Support Agreement substantially in the form attached as Exhibit A (the "Tender and Support Agreement").

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         1.1 "Acquisition Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Enpath, (ii) any proposal or offer for the issuance by Enpath of over 10% of its equity securities as consideration for the assets or securities of another Person, or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of Enpath, in each case other than the Merger.

         1.2 "Affiliates" means with respect to a specified Person, a Person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         1.3 "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by any applicable Legal Requirement to close.

         1.4 "Cleanup" means all actions required to (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

         1.5 "Code" means the Internal Revenue Code of 1986, as amended.

         1.6 "Disclosure Schedule" means the Disclosure Schedule delivered by Enpath to Purchaser dated the date of this Agreement. Any information with respect to a matter that is disclosed by Enpath to Purchaser for any purpose in the Disclosure Schedule shall be deemed to be disclosed with respect to each other representation or warranty to the extent such relationship is reasonably apparent on the face of disclosure in the Disclosure Statement. The inclusion of any item in the Disclosure Schedule shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, individually or in the aggregate, a Material Adverse Effect.

         1.7 "Enpath Common Stock" means Enpath common stock with $0.01 par value.

         1.8 "Enpath Credit Agreement" means the Revolving Credit and Term Loan Agreement, dated as of October 17, 2003, between Enpath and M&I Marshall & Ilsley Bank, as amended.

         1.9 "Environmental Claim" means any claim, action, cause of action, investigation or written notice by an Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location operated by Enpath, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

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

         1.10 "Environmental Law" means any and all applicable Legal Requirements, and without limiting the foregoing, any regulations, orders, decrees, judgments or injunctions promulgated or entered into by any Governmental Entity, relating to the preservation or reclamation of natural resources, or to the management, Release (as hereinafter defined) or threatened Release of Hazardous Material (as hereinafter defined), including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. ss. 11001 et. seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

         1.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         1.12 "GAAP" means generally accepted accounting principles and practices in effect in the United States from time to time, applied consistently throughout the time periods involved.

         1.13 "Governmental Authorization" means any permit, license, franchise, approval, consent, permission, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

         1.14 "Governmental Entity" means any nation, state, municipality and any federal, state, local, foreign, provincial or supranational court or governmental agency, authority, instrumentality or regulatory body.

         1.15 "Hazardous Material" means all explosive or regulated radioactive materials or substances; petroleum and petroleum products (including crude oil or any fraction thereof); asbestos or asbestos-containing materials; and any hazardous or toxic materials, wastes or chemicals designated, defined, listed or regulated as such pursuant to any Environmental Law.

         1.16 "HSR Act" means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.17 "Intellectual Property Rights" means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"),
(vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.


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

         1.18 "Leased Real Property" means all of the real property currently leased by Enpath, whether or not used in its business, all of which is disclosed in more detail in the Disclosure Schedule.

         1.19 "Legal Requirement" means any applicable federal, state, county, municipal, local or foreign statute, constitution, principle of common law, resolution ordinance, code, rule regulation, permit, consent, waiver, notice, approval, registration, license, judgment, order, decree, injunction or other authorization issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or under the authority of The NASDAQ Stock Market, LLC.

         1.20 "Material Adverse Effect" means any effect, change, fact, event, occurrence, development or circumstance (any such item, an "Effect") that, individually or together with any other Effect that has occurred prior to the date of determination of the Material Adverse Effect, that (i) is materially adverse (financial or otherwise), to the properties, business, operations, financial condition, results of operations, assets or liabilities of Enpath, taken as a whole or (ii) prohibits, or materially impedes the timely consummation of the Merger; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect:

         (A) any change in Enpath's stock price or trading volume, or any failure by Enpath to meet published or internal revenue or earnings projections (it being understood that, except as set forth in clauses B, C, E, G and H of this definition, any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred),

         (B) any Effect that results from changes affecting Enpath's industry generally (to the extent such Effect is not disproportionate with respect to Enpath in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to Enpath in any material respect),

         (C) any Effect that results from changes affecting general worldwide economic or capital market conditions,

         (D) any Effect resulting from compliance with the terms and conditions of this Agreement,

         (E) any Effect caused by an impact to Enpath's relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the of the Offer or the Merger, or the transactions contemplated by this Agreement,

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

         (F) any Effect resulting from the litigation filed as Pressure Products, Inc. v. Enpath Medical, Inc., Civil Action No. 9:06-CV-121, filed in U.S. Dist. Ct. for Eastern District of Texas, Lufkin Division,

         (G) any Effect resulting from any change in any Legal Requirement after the date hereof, or

         (H) any shareholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement and the transactions contemplated hereby.

         1.21 "Permitted Lien" means (a) liens for Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in Enpath's SEC Reports; (b) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or repairmen's liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in Enpath's SEC Reports; (c) with respect to any Leased Real Property, a Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; (d) purchase money liens and liens securing rental payments under capital lease arrangements; and (e) liens securing indebtedness under the Enpath Credit Agreement.

         1.22 "Person" means any individual and any corporation, partnership, limited liability company, firm, trust, or other business entity and any Governmental Entity.

         1.23 "Proceeding" means any claim, action, suit, arbitration, grievance, proceeding or investigation.

         1.24 "Product Liability" means any liability, claim or expense (including attorneys' fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent design or manufacture of product, negligent provision for services, product recall, or any other liability, claim or expense arising from the manufacturing, packaging, labeling (including instructions for use), marketing, or sale of products.

         1.25 "Release" shall have the same meaning as in CERCLA.

         1.26 "Representatives" means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

         1.27 "Rights" means options, warrants, and all other rights, convertible securities and arrangements or commitments which obligate Enpath to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate Enpath to issue stock or other securities or to pay cash.

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

         1.28 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         1.29 "Subsidiary" or "Subsidiaries" means with respect to any party, any corporation, company, partnership or other organization, whether incorporated or unincorporated, which is or was consolidated with such party for financial reporting purposes.

         1.30 "Superior Acquisition Proposal" means any proposal made by a third party to acquire directly or indirectly more than 50% of the voting power of the equity securities of Enpath then outstanding or all or substantially all of the assets of Enpath, pursuant to a purchase, tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or otherwise, which Enpath's Board of Directors determines in good faith, after consultation with Greene Holcomb & Fisher or other independent financial advisor of nationally recognized reputation and consultation with outside legal counsel, to be (i) on terms more favorable from a financial point of view to the holders of Enpath Common Stock than the Offer, the Merger, and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Purchaser to amend the terms of the Offer, the Merger and the other transactions contemplated by this Agreement),
(ii) is not subject to any financing condition or, if financing is required, such financing is then fully committed to the Third Party or reasonably determined to be available by Enpath's Board of Directors, and (iii) reasonably capable of being completed, taking into account all financial, regulatory, legal, timing and other aspects of such proposal.

         1.31 "Tax," collectively, "Taxes" means all federal, state, local or foreign taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

         1.32 "Tax Return," collectively, "Tax Returns" means all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to Legal Requirements of any Governmental Entity Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents' reports (federal, state or local) and settlement documents.

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

         1.33 "Triggering Event" shall occur if:

         (A) a tender offer or exchange offer relating to the securities of Enpath shall have commenced by a Third Party and Enpath shall not have sent to securityholders, within ten business days after the commencement of such tender offer or exchange offer, a statement disclosing that Enpath's Board of Directors recommends rejection of such tender offer or exchange offer;

         (B) an Acquisition Proposal is announced, and Enpath fails to issue a press release announcing its opposition to the Acquisition Proposal within ten business days after such Acquisition Proposal is announced;

         (C) Enpath's Board of Directors fails to reaffirm, unanimously and without qualification, its recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of Enpath's shareholders within ten business days after Purchaser requests in writing that such action be taken; or

         (D) Enpath's fails to file the Schedule 14D-9 as provided in Section
2.2.3 of this Agreement.

         1.34 "Third Party" means any Person or "group" as defined in Section 13(d) of the 1934 Act, other than Purchaser or any of its Affiliates or Representatives.

         1.35 "Warrants" means the right to purchase, in the aggregate, 10,000 shares of Enpath Common Stock, at a price of $8.36 per share, granted by Enpath pursuant to a Warrant Agreements dated October 23, 2003 and issued to Joseph W. Caruso and Burton F. Meyers, III in connection with Enpath's acquisition of the operating assets of BIOMEC Cardiovascular, Inc. on October 23, 2003.

         1.36 The following terms have the meaning set forth in the Sections set forth below:



         Defined Term                                                               Location of Definition
         ----------                                                                 -------------------
         Adverse Recommendations Change.....................................ss.     6.21
         Affiliate Transaction..............................................ss.     4.19
         Agreement..........................................................ss.     Preamble Board
         Recommendation.....................................................ss.     2.2.1
         CERCLA.............................................................ss.     1.10
         Certificate(s).....................................................ss.     3.6.2
         Certifications.....................................................ss.     4.7.1
         Closing............................................................ss.     3.10
         Closing Date.......................................................ss.     3.10
         Compensation Committee.............................................ss.     4.12.13
         Confidential Information...........................................ss.     7.4.1
         Confidentiality Agreement..........................................ss.     6.2.2
         Contemplated Transactions..........................................ss.     4.4.1
         Continuing Directors...............................................ss.     2.3.3
         Continuing Employees...............................................ss.     7.8.1
         Copyrights.........................................................ss.     1.17
         Dissenting Shares..................................................ss.     3.8
         EDGAR..............................................................ss.     4.7.1
         Effect.............................................................ss.     1.20
         Effective Time.....................................................ss.     3.10
         Employee Plans.....................................................ss.     4.12.1
         Employment Compensation Arrangement................................ss.     4.12.13
         End Date...........................................................ss.     9.1.4
         Enpath.............................................................ss.     Preamble
         Enpath Board Recommendation........................................ss.     7.2.2
         Enpath Compensation Approvals......................................ss.     4.12.13
         Enpath Compensation Arrangement....................................ss.     4.12.13
         Enpath Disclosure Documents........................................ss.     4.7.9
         Enpath Shareholder Approval........................................ss.     4.4.1
         Enpath Shareholders' Meeting.......................................ss.     7.1.1
         ERISA..............................................................ss.     4.12.1
         ERISA Affiliate....................................................ss.     4.12.1
         Exchange Agent.....................................................ss.     3.6.1
         Exchange Fund......................................................ss.     3.6.1
         Existing Policy....................................................ss.     7.7.2
         FDA................................................................ss.     4.6.2
         Filed SEC Reports..................................................ss.     4.7.1
         Financial Statements...............................................ss.     4.7.4
         Foreign Competition Laws...........................................ss.     7.6.2
         Indemnified Parties................................................ss.     7.7.1
         Lien...............................................................ss.     4.5.1
         Material Contracts.................................................ss.     4.16.1
         Maximum Amount.....................................................ss.     7.7.2
         MBCA...............................................................ss.     2.2.1
         Merger.............................................................ss.     Preamble
         Merger Agreement...................................................ss.     Preamble
         Merger Consideration...............................................ss.     3.5.1
         Merger Sub.........................................................ss.     Preamble
         Minimum Condition..................................................ss.     2.1.1
         Off-Balance Sheet Arrangements.....................................ss.     4.7.4
         Offer..............................................................ss.     Preamble
         Offer Documents....................................................ss.     2.1.2
         Offer Price........................................................ss.     Preamble
         Options............................................................ss.     3.7.1
         Patents............................................................ss.     1.17
         Permits............................................................ss.     4.13
         Proxy Statement....................................................ss.     4.7.9
         Purchaser..........................................................ss.     Preamble
         Required Approvals.................................................ss.     7.6.1
         Restricted Stock Grant.............................................ss.     3.7.1
         Restricted Stock Incentive Plan....................................ss.     4.2.1
         Sarbanes-Oxley.....................................................ss.     4.7.1
         Schedule 14D-9.....................................................ss.     2.2.3
         Schedule TO........................................................ss.     2.1.2
         SEC Reports........................................................ss.     4.7.1
         Software...........................................................ss.     1.17
         Stock Plans........................................................ss.     3.7
         Subsequent Offering Period.........................................ss.     2.1.1
         Trademarks.........................................................ss.     1.17
         90% Top-Up Option..................................................ss.     2.4.1
         90% Top-Up Option Shares...........................................ss.     2.4.1

         In addition, the following terms shall be interpreted as set forth below:

         (A) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

         (B) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

         (C) References to the "knowledge" of Enpath shall refer to (i) the actual knowledge of any fact or matter by any member of Enpath's Board of Directors, or (ii) the actual knowledge, after a reasonable inquiry in connection with the preparation of the Disclosure Schedule, by Enpath's officers and Enpath's executive level employees listed on Section 1.36(C) of the Disclosure Schedule hereto, of any fact or matter.

         (D) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                                   ARTICLE 2
                                   THE OFFER

         2.1 THE OFFER

         2.1.1 Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to the right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof (and in any event no later than seven Business Days after the date hereof), Merger Sub shall, and Purchaser shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of shares of Enpath Common Stock that, together with the shares of Enpath Common Stock then directly or indirectly owned by Purchaser, represents at least a majority of all Enpath Common Stock then outstanding on a fully-diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I, Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by Enpath in writing,

         (A) the Minimum Condition may not be waived,

         (B) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of shares of Enpath Common Stock sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, or otherwise amends or modifies the Offer in any manner materially adverse to the holders of Enpath Common Stock, and

         (C) the Offer may not be extended except as set forth in this Section 2.1.1.

Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange
Act) after the date that the Offer is commenced. Merger Sub shall extend the Offer for successive periods of up to twenty (20) Business Days each:

         (i) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, from time to time, until the earliest to occur of:

                  (a) the satisfaction or waiver of such conditions,

                  (b) the reasonable determination by Purchaser that any such condition to the Offer is not capable of being satisfied on or prior to the End Date, provided that the inability to satisfy such condition does not result from any breach of any provision of this Agreement by Purchaser or Merger Sub, and

                  (c)      the End Date, and

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

         (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period set forth by any applicable Legal Requirement.

Following expiration of the Offer, Merger Sub may, in its sole discretion, provide one or more subsequent offering periods (each, a "Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act, if, as of the commencement of each such period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of shares of Enpath Common Stock necessary to permit the Merger to be effected without a meeting of shareholders of Enpath, in accordance with
Section 302A.621 of the Minnesota Business Corporation Act ("MBCA"). Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable, all shares of Enpath Common Stock that were either:

         (A) validly tendered and not withdrawn pursuant to the Offer after the final expiration of the Offer, or

         (B) validly tendered in any Subsequent Offering Period.

The Offer Price payable in respect of each share of Enpath Common Stock validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes.

         2.1.2 As soon as practicable on the date of the commencement of the Offer, Purchaser and Merger Sub shall:

         (A) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the "Schedule TO") that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary of advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the "Offer Documents").

         (B) cause the Offer Documents to be disseminated to the holders of Enpath Common Stock. Enpath shall promptly furnish to Purchaser and Merger Sub in writing all information concerning Enpath that may be required by applicable securities laws or reasonably requested by Purchaser or Merger Sub for inclusion in the Schedule TO or the Offer Documents.

         (C) Parent and Merger shall timely file with the Commissioner of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate to the holders of Enpath Common Stock via the Offer Documents the information set forth in any such registration statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes.

Each of Purchaser, Merger Sub and Enpath agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Purchaser and Merger Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Enpath Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. Enpath and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Purchaser and Merger Sub shall give reasonable and good faith consideration to any comments made by Enpath and its counsel.

Purchaser and Merger Sub shall promptly provide Enpath and its counsel with:

         (i) any comments or other communications, whether written or oral, that Purchaser or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications, and

         (ii) a reasonable opportunity to participate in the response of Purchaser and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Purchaser and Merger Sub or their counsel in any discussions or meetings with the SEC.

         2.2 ACTIONS BY ENPATH

         2.2.1 Enpath hereby consents to the Offer and represents that at a meeting duly called and held prior to the execution of this Agreement at which all directors of Enpath were present, Enpath's Board of Directors duly and unanimously adopted resolutions:

         (A) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of Enpath's shareholders,

         (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and

         (C) recommending that the shareholders of Enpath accept the Offer, tender their shares of Enpath Common Stock to Merger Sub pursuant to the Offer and grant Enpath Shareholder Approval (such recommendation, the "Enpath Board Recommendation").

At a meeting duly called and held prior to the execution of this Agreement at which all "disinterested directors" (as defined in Section 302A.673 of the MBCA) of Enpath were present, a duly authorized special committee of Enpath's Board of Directors duly and unanimously adopted resolutions approving this Agreement and the transactions contemplated hereby for purposes of Section 302A.673 of the MBCA. Enpath hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 6.2, Enpath hereby consents to the inclusion of the Enpath Board Recommendation in the Offer Documents.

         2.2.2 Enpath shall cause its transfer agent to promptly furnish Purchaser with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Enpath Common Stock and lists of securities positions of Enpath Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Purchaser such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Purchaser may reasonably request in connection with the Offer. Purchaser and Merger Sub shall treat the information contained in such labels, listing or files and any additional information referred to in the preceding sentence as Confidential Information, as defined in Section 7.4.1 herein.

         2.2.3 As soon as practicable on the day that the Offer is commenced, Enpath shall file with the SEC and disseminate to the holders of Enpath Common Stock, in each case, as to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement of Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 6.2.2, shall reflect the Enpath Board Recommendation. Each of Purchaser and Merger Sub shall promptly furnish to Enpath in writing all information concerning Purchaser and Merger Sub that may be required by applicable securities laws or reasonably requested by Enpath for inclusion in the Schedule 14D-9. Each of Enpath, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. Enpath agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Enpath Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and Enpath shall give reasonable and good faith consideration to any comments made by Purchaser, Merger Sub and their counsel. Enpath shall promptly provide Purchaser, Merger Sub and their counsel with:

         (A) any comments or other communications, whether written or oral, that Enpath or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and

         (B) a reasonable opportunity to participate in Enpath's response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Enpath or its counsel in any discussions or meetings with the SEC.

         2.3 DIRECTORS

         2.3.1 Effective upon the acceptance for payment by Merger Sub of Enpath Common Stock equal to at least a majority of the then outstanding shares of Enpath Common Stock entitled to vote on any matter at a meeting of the shareholders of Enpath pursuant to the Offer, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Enpath Board of Directors that equals the product of:

         (a) the total number of directors on Enpath's Board of Directors (giving effect to the election of any additional directors pursuant to this Section), and

         (b) the percentage that the number of shares of Enpath Common Stock beneficially owned by either Purchaser or Merger Sub (including shares of Enpath Common Stock accepted for payment) bears to the total number of shares of Enpath Common Stock outstanding, and Enpath shall take all action necessary to cause Purchaser's designees to be elected or appointed to Enpath's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, Enpath shall use all reasonable best efforts to cause individuals designated by Purchaser to constitute the number of members, rounded up to the next whole number, on each committee of the Enpath Board that represents the same percentage as such individuals represent on the Enpath Board, to the fullest extent permitted by any applicable Legal Requirements. Notwithstanding the foregoing, until Purchaser and Merger Sub together acquire a majority of the outstanding shares of Enpath Common Stock on a fully diluted basis, Enpath shall use its reasonable best efforts to ensure that all members of the Enpath Board and such committees as of the date hereof who are not officers or employees of Enpath shall remain members of Enpath's Board and such committees and boards.

         2.3.2 Enpath's obligations to appoint Purchaser's designees to Enpath's Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Enpath shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to Enpath and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Purchaser shall supply to Enpath in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

         2.3.3 Following the election or appointment of Purchaser's designees pursuant to Section 2.3.1 and until the Effective Time, the approval of a majority of the directors of Enpath then in office who were not designated by Purchaser (the "Continuing Directors") (or the approval of the sole Continuing Director if there shall be only one Continuing Director) shall be required to authorize (and such authorization shall constitute the authorization of the Enpath Board and no other action on the part of Enpath, including any action by any other director of Enpath, shall be required to authorize) any termination of this Agreement by Enpath, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Purchaser or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of Enpath, and any amendment or change to Section 7.7. Following the election of appointment of Purchaser's designees pursuant to
Section 2.3.1 and until the Effective Time, any actions with respect to the enforcement of this Agreement by Enpath shall be effected only by the action of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one Continuing Director). Between the time Merger Sub becomes entitled to designate directors pursuant to this Section 2.3 and the Effective Time, none of Purchaser, Merger Sub or their respective Affiliates shall take any action to remove a Continuing Director from office.

         2.4 90% TOP-UP OPTION

         2.4.1 Subject to the terms and conditions set for herein, Enpath hereby irrevocably grants to Merger Sub an option (the "90% Top-Up Option"), exercisable upon the terms and conditions set forth in this Section 2.4, to purchase that number of shares of Enpath Common Stock (the "90% Top-Up Option Shares") equal to the lowest number of newly issued shares of Enpath Common Stock that, when added to the number of shares of Enpath Common Stock directly or indirectly owned by Purchaser at the time of such exercise, shall constitute one share more than 90% of shares of Enpath Common Stock then outstanding (taking into account the issuance of the 90% Top-Up Option Shares) at a cash price per share equal to the Offer Price; provided that:

         (i) in no event may the 90% Top-Up Option be exercisable unless following the time of acceptance by Purchaser of Enpath Common Stock tendered in the Offer or after a Subsequent Offering Period, more than 80% of the then outstanding shares of Enpath Common Stock have been validly tendered and not withdrawn pursuant to the Offer;

         (ii) in no event shall the 90% Top-Up Option be exercisable for a number of shares of Enpath Common Stock (a) which exceeds that number which is equal to nineteen and nine-tenths percent (19.9%) of the shares of Enpath Common Stock outstanding on the date of this Agreement, (b) that would require Enpath to obtain shareholder approval under any applicable Legal Requirement, or (c) in excess of Enpath's then authorized and unissued shares of Enpath Common Stock (giving effect to shares of Enpath Common Stock reserved for issuance under the Warrants and Stock Plans (both as defined herein) as if such shares were outstanding); and

         (iii) the 90% Top-Up Option may not be exercised if any provision of any Legal Requirement or any judgment, injunction, order or decree of any Governmental Entity shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or Enpath's shareholders in connection with the exercise of the 90% Top-Up Option or the delivery of the 90% Top-Up Option Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable.

         2.4.2 Subject to the terms and conditions herein, Merger Sub may exercise the 90% Top-Up Option, in whole but not in part, at any time after the time of acceptance of Enpath Common Stock tendered in the Offer or after a Subsequent Offering Period and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

         2.4.3 If Merger Sub wishes to exercise the 90% Top-Up Option, Merger Sub shall send to Enpath a written notice (a "90% Top-Up Exercise Notice, and the date of receipt of such notice the "90% Top-Up Notice Date") specifying the place for the closing of the purchase and sale of shares of Enpath Common Stock pursuant to the 90% Top-Up Option (the "90% Top-Up Closing"). Enpath shall, promptly after receipt of the 90% Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming (i) the number of shares of Enpath Common Stock then outstanding on a fully-diluted basis, and (ii) the number of 90% Top-Up Shares and the aggregate purchase price therefor.

         2.4.4 At the 90% Top-Up Closing, subject to the terms and conditions of this Agreement, Enpath shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of 90% Top-Up Option Shares, and Merger Sub shall purchase each Top-Up Option Share from Enpath at a price per share equal to the Offer Price. Payment by Merger Sub of the purchase price for the 90% Top-Up Option Shares may be made, at Merger Sub's option, by delivery of immediately available funds by wire transfer to an account designated by Enpath. The parties shall cooperate to ensure that the issuance of the 90% Top-Up Option Shares is accomplished consistent with all applicable Legal Requirements, including all federal and state securities laws.

         2.4.5 Upon the delivery by Merger Sub to Enpath of the 90% Top-Up Exercise Notice, and the tender of the consideration described in Section 2.4.4, Merger Sub shall be deemed to be the holder of record of the 90% Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those 90% Top-Up Option Shares shall not then be actually delivered to Merger Sub or Enpath shall have failed or refused to designate the account described in
Section 2.4.4.

         2.4.6 Purchaser and Merger Sub acknowledge that the shares of Enpath Common Stock which Merger Sub may acquire upon exercise of the 90% Top-Up Option will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Purchaser and Merger Sub represent and warrant to Enpath that Merger Sub is, or will be upon the purchase of the 90% Top-Up Option Shares, an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the 90% Top-Up Option and the 90% Top-Up Option Shares to be acquired upon exercise of the 90% Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities
Act). Any certificates evidencing 90% Top-Up Option Shares may include any legends required by applicable securities Laws.

                                   ARTICLE 3
                           THE PLAN OF MERGER; CLOSING

         3.1 THE MERGER

         Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into Enpath, pursuant to the provisions of, and with the effect provided in the MBCA. At the Effective Time, the separate existence of Merger Sub shall cease and Enpath, as the Surviving Corporation, shall possess all the rights, powers, privileges, immunities and franchises and be subject to all of the duties, obligations, and liabilities of Enpath and Merger Sub, all as provided under the MBCA.

         3.2 ARTICLES OF INCORPORATION AND BY-LAWS

         (A) The Articles of Incorporation of Enpath in effect immediately prior to the Effective Time shall be amended to read as set forth on Exhibit B and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

         (B) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

         3.3 BOARD OF DIRECTORS

         The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         3.4 MERGER SUB STOCK

         At the Effective Time, each issued and outstanding share of the common stock, $.01 par value per share, of Merger Sub shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of the Merger Sub shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

         3.5 MERGER CONSIDERATION

         The manner and basis of converting the Enpath Common Stock in conjunction with the Merger shall be as set forth in this Section 3.5.

         3.5.1 At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Enpath Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Enpath Common Stock to be cancelled in accordance with Section 3.5.3) shall be converted into the right to receive from the Surviving Corporation or the Purchaser (through the Exchange Agent), and become exchangeable for, $14.38 in cash or any different amount as may have been paid per share of Enpath Common Stock in the Offer, without interest, (the "Merger Consideration"). As of the Effective Time, all shares of Enpath Common Stock upon which the Merger Consideration is payable pursuant to this Section 3.5 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Enpath Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

         3.5.2 At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation.

         3.5.3 All shares of Enpath Common Stock owned by Purchaser, Merger Sub or any subsidiary of Purchaser or Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

         3.6 EXCHANGE OF SHARES

         3.6.1 Prior to the Effective Time, Purchaser shall deposit or shall cause to be deposited with a bank or trust company designated by Purchaser after consultation with Enpath (the "Exchange Agent"), for the benefit of the holders of shares of Enpath Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to
Section 3.5, for exchange in accordance with this Article 3, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, and in accordance with the provisions of Section 3.6.2 make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as described in this Section 3.6.

         3.6.2 As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Enpath Common Stock that are represented by either (a) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Enpath Common Stock (the "Certificates") or
(b) an entry to that effect in the shareholder records maintained on behalf of the Company Stock transfer agent (the "Book Entry Shares") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.5.1:

         (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and

         (B) instructions for use by such holders in effecting the surrender of the Certificates or authorizing transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration.

Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, or authorizing transfer of Book Entry Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Enpath Common Stock shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Enpath Common Stock shall have been converted pursuant to
Section 3.5.1 (less any withholding Taxes pursuant to Section 3.6.7), and any Certificate so surrendered shall forthwith be marked as cancelled. In the event of a transfer of ownership of such Enpath Common Stock which is not registered in the transfer records of Enpath, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.6.2, each Certificate (other than a Certificate representing shares of Enpath Common Stock that has been cancelled in accordance with Section 3.5.3) and any Book Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, to be paid in consideration therefor upon surrender of such Certificate or transfer of the Book Entry Shares, as the case may be, pursuant to Section 3.5.1. No interest will be paid or will accrue on the Merger Consideration payable upon the surrender of any Certificate or transfer of Book Entry Shares.

         3.6.3 At the Effective Time (a) all holders of Certificates and Book Entry Shares that were outstanding prior to the Effective Time shall cease to have any rights as shareholders of Enpath other than the right to receive the Merger Consideration and (b) the stock transfer books of Enpath shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Enpath Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates (other than Certificates cancelled in accordance with Section 3.5.3) or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 3, except as otherwise provided by any Legal Requirement. The Merger Consideration paid upon the surrender of Certificates or transfer of Book Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Enpath Common Stock surrendered.

         3.6.4 Any portion of the Exchange Fund which remains undistributed to the former shareholders of Enpath for six months after the Effective Time shall be delivered to the Surviving Corporation and any former shareholders who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration. To the extent permitted by applicable law, all rights of any former holder of Enpath Common Stock to receive the Merger Consideration from the Surviving Corporation, to the extent the Merger Consideration remains unclaimed, terminate on the later of the date on which the Surviving Corporation is obligated to, and transfer payment to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

         3.6.5 None of Enpath, Merger Sub, Purchaser, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, shareholders, agents or affiliates, shall be liable to any Person in respect of any unclaimed Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

         3.6.6 The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Purchaser and /or the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. In the event this Agreement is terminated, the Exchange Fund, including any interest and other income earned thereon, shall be paid to Purchaser.

         3.6.7 The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Enpath Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation and the Exchange Agent and paid to the applicable taxing authority when due, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Enpath Common Stock or Enpath Stock Option in respect of which such deduction and withholding was made by the Surviving Corporation.

         3.6.8 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to such Person in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Enpath Common Stock represented by such Certificate (less any withholding Taxes pursuant to Section 3.6.7).

         3.7 WARRANT; STOCK PLANS; RESTRICTED STOCK GRANTS

         Enpath's Board of Directors (or, if appropriate, any committee thereof administering any of Enpath's stock option and equity incentive plans listed in
Section 4.2 of the Disclosure Schedule, each as amended (collectively, the "Stock Plans")) shall adopt such resolutions or take such other actions as may be required to effect the following:

         3.7.1 Prior to the Effective Time, Enpath shall take all actions necessary to provide that, at the Effective Time,

         (A) the Warrant and each then outstanding option granted under any Stock Plan, or granted other than pursuant to such Stock Plans (collectively, the "Options"), whether or not then exercisable or vested, shall automatically accelerate so that each outstanding Option shall, immediately prior to the Effective Time become fully vested and fully exercisable for all the shares of Enpath Common Stock at the time subject to such Option and may be exercised by the holder thereof for any and all of such shares as fully vested shares of Enpath Common Stock and to the extent not exercised immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) as applicable, the excess, if any, of the Merger Consideration over the per share purchase price of the Warrant or the per share exercise price of such Option, multiplied by (ii) the number of shares of Enpath Common Stock subject to the Warrant or such Option, and

         (B) if any shares of Enpath Common Stock outstanding immediately prior to the Effective Time granted under any Stock Plan ("Restricted Stock Grant") is unvested or subject to a repurchase option or forfeiture in favor of Enpath, each then outstanding Restricted Stock Grant shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the Merger Consideration. All amounts payable pursuant to this
Section 3.7.1 shall be subject to any required withholding of Taxes and shall be paid without interest.

         3.7.2 Except as provided herein or as otherwise agreed to by the parties, Enpath shall (a) cause the Stock Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by Enpath of any interest in respect of the capital stock of Enpath, including the Warrant, to terminate and have no further force or effect as of the Effective Time, and (b) ensure that following the Effective Time no holder of Options, the Warrant, Restricted Stock Grants or other awards or any participant in the Stock Plans or anyone other than Purchaser shall hold or have any right to acquire any equity securities of Enpath or the Surviving Corporation.

         3.8 DISSENTING SHARES

         Notwithstanding anything in this Agreement to the contrary, shares of Enpath Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 302A.473 of the MBCA (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration pursuant to Section 3.5.1, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal and payment under the MBCA. Such holder shall be entitled to receive payment of the appraised value of such shares of Enpath Common Stock in accordance with the provisions of the MBCA, provided that such holder complies with the provisions of Section 302A.473 of the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. Enpath shall give Purchaser and Merger Sub prompt notice of any demands received by Enpath for appraisal of shares of Enpath Common Stock, and, prior to the Effective Time, Purchaser and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Enpath shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

         3.9 ADJUSTMENTS TO OUTSTANDING EQUITY INTERESTS

         If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Enpath shall occur by reason of any stock split (including reverse stock split), or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

         3.10 THE CLOSING

         The Merger and the transactions contemplated by this Agreement (the "Closing"), subject to and in accordance with all of the terms and conditions contained therein, shall be consummated at a closing to be held at 10:00 a.m. New York City time, as soon as practicable (and in any event within two Business
Days) following satisfaction of the conditions to consummation of the Merger set forth in Article 7 hereof (the "Closing Date"). In connection with such Closing, Merger Sub and Enpath shall execute Articles of Merger in the form required by and executed in accordance with the MBCA and Articles of Merger in the form required by and executed in accordance with the MBCA, and shall cause to be delivered and filed, as soon as practicable on the Closing Date, the Articles of Merger to the Minnesota Secretary of State in accordance with the MBCA. The Merger shall be effective at the time and on the date (the "Effective Time") not later than two Business Days after the Closing Date, specified in such Articles of Merger.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF ENPATH

         Except as set forth in the Enpath Disclosure Schedule, Enpath hereby represents and warrants to Purchaser and Merger Sub as follows:

         4.1 ORGANIZATION AND QUALIFICATION

         Enpath is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. Enpath is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not constitute a Material Adverse Effect.

         4.2 CAPITALIZATION

         4.2.1 The authorized capital stock of Enpath consists of (i) 20,000,000 shares of Enpath Common Stock, and (ii) 1,000,000 shares of undesignated preferred stock. As of the date of this Agreement: (a) 6,361,727 shares of Enpath Common Stock are issued and outstanding, of which 47,440 shares are Restricted Stock Grants under Enpath's 1999 Incentive Plan; (b) no shares of preferred stock are issued and outstanding; (c) 10,000 shares of Enpath Common Stock are subject to the Warrant; (d) no shares of Enpath Common Stock are subject to issued and outstanding Options granted under Enpath's 1989 Incentive Plan; (e) 7,500 shares of Enpath Common Stock are subject to issued and outstanding Options granted under Enpath's 1991 Non-Qualified Plan; (f) 1,100,000 shares of Enpath Common Stock are reserved for issuance under Enpath's 1999 Incentive Plan, of which 628,150 shares of Enpath Common Stock are subject to issued and outstanding Options granted under Enpath's 1999 Incentive Plan; and (g) 400,000 shares of Enpath Common Stock are reserved for issuance under Enpath's 1999 Non-Employee Director and Medical Advisory Board Plan, of which 148,500 are subject to issued and outstanding Options granted under Enpath's 1999 Non-Employee Director and Medical Advisory Board Plan. Set forth on Section
4.2 of the Disclosure Schedule is a correct and complete list of each Stock Plan, each Option, each Restricted Stock Grant, the Warrant, and each other equity award, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Enpath Common Stock subject thereto. Other than the Warrant, all Options or other grants were granted under the Stock Plans and not under any other plan, program or agreement (other than any individual award agreements, forms of which have been made available to Parent). The shares of Enpath Common Stock issuable pursuant to the Stock Plans and the Warrant have been duly reserved for issuance by Enpath, and upon any issuance of such shares in accordance with the terms of the Stock Plans or Warrant, such shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear from any preemptive or other similar rights. Since December 31, 2006, Enpath has not issued any shares of its capital stock or Rights in respect thereof, except for 95,000 Stock Options and 16,695 shares subject to Restricted Stock Grants under the 1999 Incentive Plan and 3,500 Stock Options under the 1999 Non-Employee Director and Medical Advisory Board Plan and except upon the conversion of the securities or the exercise of the Options referred to above. The outstanding equity securities or other securities of Enpath were issued in compliance in all material respects with the Securities Act or any other applicable federal and state securities laws. All outstanding shares of Enpath Common Stock are duly authorized, validly issued, fully paid and non-assessable and free and clear from any preemptive or other similar rights.

         4.2.2 Except as disclosed in Section 4.2 of the Disclosure Schedule, there are (a) no other Rights, agreements, arrangements, restrictions, or commitments of any character obligating Enpath to issue, sell, redeem, repurchase, acquire or exchange any shares of capital stock of or other equity interests in Enpath or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of Enpath or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (b) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Enpath may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in Section 4.2 of the Disclosure Schedule, there are no existing registration covenants with respect to Enpath Common Stock or any other securities of Enpath.

         4.2.3 Enpath is not a party to, nor does it hold shares of Enpath Common Stock or other equity securities of Enpath bound by or subject to, any voting agreement, voting trust, proxy or similar arrangement. To Enpath's knowledge, no shareholder is a party to or holds shares of Enpath Common Stock or other equity securities of Enpath bound by or subject to any voting agreement, voting trust, proxy or similar arrangement.

         4.3 NO SUBSIDIARIES

         Enpath has no Subsidiaries and does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation or other Person.

         4.4 AUTHORITY

         4.4.1 The execution, delivery and performance by Enpath of this Agreement and the consummation by Enpath of the Merger and the other transactions contemplated hereby (the "Contemplated Transactions") are within Enpath's corporate authority and powers, and, except for obtaining the Enpath Shareholder Approval (as defined below), if required, have been duly authorized by all necessary corporate action on the part of Enpath. The affirmative vote of the holders of a majority of the outstanding shares of Enpath Common Stock in favor of the approval and adoption of this Agreement and the Merger (the "Enpath Shareholder Approval") is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against Enpath in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Legal Requirements affecting creditors rights generally and by general principles of equity.

         4.5 NO CONFLICT; GOVERNMENTAL AUTHORIZATION; REQUIRED FILINGS AND CONSENTS

         4.5.1 Except as set forth in Section 4.5.1 of Enpath Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do, or will, directly or indirectly (with or without notice or lapse of time or both), (a) contravene, violate or conflict with the Articles of Incorporation or By-Laws of Enpath, (b) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a lien, security interest, pledge, claim, charge or encumbrance of any nature whatsoever ("Lien"), except for Permitted Liens, on any of the properties or assets of Enpath pursuant to, any of the terms, conditions or provisions of any Material Contract except for breaches, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

         4.5.2 The execution and delivery of this Agreement by Enpath does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Enpath will not, require any consent of or filing with or notification to, any Governmental Entity, except (a) for applicable requirements of the Exchange Act, including the filing of the Proxy Statement (as defined in Section 4.7.9), the Securities Act, State securities laws or "blue sky laws,"
(b) the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, (c) registration of the Offer pursuant to Section 80B.03 of the Minnesota Statutes, and (d) the filing of the Articles of Merger under the MBCA, except where such failure would not reasonably be expected to have a Material Adverse Effect.

         4.6 COMPLIANCE WITH LAW

         4.6.1 To the knowledge of Enpath and except as set forth in Section 4.6 of the Disclosure Schedule, Enpath has been, and is now being, operated in compliance with applicable Legal Requirements for any instances of non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Enpath. This Section 4.6.1 does not apply to environmental or pollution-related Legal Requirements or matters, it being the intent and agreement of the Parties that such matters be exclusively the subject of Section 4.14.

         4.6.2 Without limiting the provisions of Sections 4.5.2 above, Enpath has complied in all material respects with all requirements pursuant to the Federal Food Drug and Cosmetic Act, regulations promulgated thereunder by the U.S. Food and Drug Administration ("FDA"), and all Legal Requirements administered or issued by any other Governmental Entity having regulatory authority over products developed, tested, manufactured, distributed or sold by Enpath in the United States, including without limitation applicable FDA, premarket approval and premarket notification requirements. All required notifications and applications have been filed with the FDA and any other such Governmental Entity and have been cleared or approved, as applicable, by the FDA and each such Governmental Entity, for any products tested, distributed or sold by Enpath. Except as set forth in Section 4.6 of the Disclosure Schedule, no Governmental Entity having regulatory authority over Enpath's products has issued any notice, warning letter or other similar communication to Enpath stating that it is in violation of any Legal Requirements. Except as set forth in Section 4.6 of the Disclosure Schedule, none of Enpath's products have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and Enpath has not received notice, either completed or pending or to Enpath's knowledge, of any proceeding seeking a recall, removal, or corrective action of any products. To Enpath's knowledge, no employees or agents of Enpath have made an untrue statement of material fact to any Governmental Entity with respect to any product tested, manufactured, distributed, or sold by Enpath, or failed to disclose a material fact required to be disclosed to any Governmental Entity. Except as set forth in
Section 4.6 of the Disclosure Schedule, there has been and is no pending or, to Enpath's knowledge, threatened or anticipated FDA or other Government Entity proceeding, investigation, review, or inquiry relating to Enpath's development, testing, manufacture distribution, or sale of its products.

         4.7 SEC FILINGS; FINANCIAL STATEMENTS

         4.7.1 Except as set forth in Section 4.7.1 of the Disclosure Schedule, Enpath has timely filed or otherwise furnished all forms, reports, registration statements, schedules, all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and the rules and regulations promulgated thereunder, and other documents required to be filed by it with the SEC since January 1, 2004 (the "SEC Reports").

To Enpath's knowledge, except as disclosed in the SEC Reports or Section 4.7.1 of the Disclosure Schedule, each director and officer (as defined in Rule 16a-1(f) of the Exchange Act) of Enpath has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the beginning of January 1, 2004.

As used in this Section 4.7.1, the term "file" or "filed" shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC. Each of Enpath's SEC
Reports:

         (i) complied in all material respects, as of its respective date of filing with the SEC, with the requirements of the Securities Act, and the Exchange Act, as the case may be, and, to the extent then applicable, Sarbanes-Oxley, including in each case, the rules and regulations promulgated thereunder, and

         (ii) did not at the time its were filed and on the date it was amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7.2 The financial statements contained in the SEC Reports complied as to form in all material respects, as of their respective dates of filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, subject to normal year-end adjustments consistent with GAAP), and fairly present, in all material respects, the financial condition of Enpath as of the respective dates indicated and the statements of operations, cash flows and changes in shareholders' equity of Enpath for the periods that ended, except in the case of unaudited quarterly financial statements that were or are subject to normal year-end adjustments consistent with GAAP.

         4.7.3 Except as set forth in Section 4.7.3 of the Disclosure Schedule, Enpath has no liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (a) liabilities disclosed in the consolidated balance sheet of Enpath dated December 31, 2006 (including the notes thereto) or in the SEC Reports filed prior to the date of this Agreement; (b) transaction expenses and other liabilities incurred on behalf of Enpath under this Agreement; (c) liabilities under any Material Contracts; (d) liabilities or obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice that would not reasonably be expected to have a Material Adverse Effect; (e) liabilities not required by GAAP to be set forth or reserved on a consolidated balance sheet of Enpath or in the notes thereto.

         4.7.4 Enpath is not a party to any Off-Balance Sheet Arrangements. As used herein, "Off-Balance Sheet Arrangements" means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is a party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have, (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements included in Enpath's Form 10-K for the period ended December 31, 2006 (the "Financial Statements"); or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Financial Statements.

         4.7.5 Enpath is, and since January 1, 2004, has been, in compliance with (a) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, LLC and its predecessors, and (b) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated thereunder. Enpath has previously made available to Purchaser copies of all certificates delivered by officers and employees of Enpath, including the Certifications relating to Enpath's 2006 Form 10-K. The Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley, and the rules and regulations promulgated thereunder, and the statements contained in the Certifications were true and correct as of the date of the filing thereof. The management of Enpath has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure (and such controls and procedures are effective to ensure) that material information relating to Enpath is accumulated and communicated to the management of Enpath, including its chief executive officer and chief financial officer, as appropriate, by others within those entities to allow timely decisions regarding required disclosure.

         4.7.6 Enpath has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         4.7.7 Since January 1, 2004, Enpath has not, nor, to the knowledge of Enpath, has any director, officer, employee, auditor, accountant or representative of Enpath, received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Enpath or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Enpath has engaged in questionable accounting or auditing practices.

         4.7.8 Each document to be filed by Enpath with the SEC or required to be distributed or otherwise disseminated to Enpath's shareholders in connection with the transactions contemplated by this Agreement (the "Enpath Disclosure Documents"), including the Schedule 14D-9, the proxy or information statement of Enpath (the "Proxy Statement"), if any, to be filed with the SEC for use in connection with the solicitation of proxies from Enpath's shareholders in connection with the Merger and the Enpath Shareholder Meeting, and any amendment or supplements thereto, when filed, distributed or disseminated, as applicable will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this
Section 4.7.8 will not apply to statements or omissions included in the Enpath Disclosure Documents based upon information furnished to Enpath in writing by Purchaser or Merger Sub specifically for use therein.

         4.7.9 The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Enpath and at the time such shareholders vote on adoption of this Agreement, and any Enpath Disclosure Document (other than the Proxy Statement), at the time of the filing of such Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.7.9 will not apply to statements or omissions included in the Enpath Disclosure Documents based upon information furnished to the Enpath in writing by Purchaser or Merger Sub specifically for use therein.

         4.7.10 The information with respect to Enpath that Enpath furnishes to Purchaser in writing specifically for use in the Schedule TO and the Offer Documents, at the time of filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS.

         From December 31, 2006 to the date hereof, except as set forth in
Section 4.8 of the Disclosure Schedule, Enpath has conducted its business in all material respects in the ordinary course and consistent with past practice and there has not been:

         4.8.1 Any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Enpath (whether or not covered by insurance) that constitutes a Material Adverse Effect;

         4.8.2 Any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Enpath, or any repurchase, redemption or other acquisition by Enpath of any shares of capital stock or other securities;

         4.8.3 Any sale, issuance or grant, or authorization of the issuance of,
(a) any capital stock or other security of Enpath (except for Enpath Common Stock issued upon the valid exercise of Options granted under any of the Stock Plans or upon exercise of the Warrant), (b) any Options, warrants or Rights to acquire any capital stock or any other security of Enpath (except for Options described in Section 4.2), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Enpath;

         4.8.4 Any amendment or waiver of any of the rights of Enpath under, or acceleration of vesting under, (a) any provision of any of the Stock Plans, (b) any provision of any contract evidencing any outstanding Options or the Warrant, or (c) any restricted stock purchase agreement;

         4.8.5 Any amendment to any organizational document of Enpath, and any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Enpath;

         4.8.6 Any creation of any Subsidiary of Enpath or acquisition by Enpath of any equity interest or other interest in any other Person;

         4.8.7 Any capital expenditure by Enpath which, when added to all other capital expenditures made on behalf of Enpath since December 31, 2006, exceeds $250,000 in the aggregate;

         4.8.8 Any action by Enpath to (a) enter into, or suffer any of the assets owned or used by it to become bound by, any Material Contract (as defined in Section 4.16), or (b) amend or terminate, or waive any material right or remedy under, any Material Contract;

         4.8.9 Any (a) acquisition, lease or license by Enpath of any material right or other material asset from any other Person, (b) sale or other disposal or lease or license by Enpath of any material right or other material asset to any other Person, or (c) waiver or relinquishment by Enpath of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

         4.8.10 Any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of the Enpath in excess of $250,000;

         4.8.11 Any pledge of any assets of or sufferance of any of the assets of Enpath to become subject to any Lien, except for Permitted Liens or pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

         4.8.12 Any (a) loan by Enpath to any Person, or (b) incurrence or guarantee by Enpath of any indebtedness for borrowed money;

         4.8.13 Any (a) adoption, establishment, entry into or amendment by Enpath of any Employee Plans (as defined in Section 4.12.1 below), or (b) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of Enpath;

         4.8.14 Any change of the methods of accounting or accounting practices, business or manner of conducting business of Enpath;

         4.8.15 Any material Tax election by Enpath;

         4.8.16 Any commencement or settlement of any legal proceeding by Enpath; or

         4.8.17 Any agreement or commitment to take any of the actions referred to in clauses 4.8.1 through 4.8.16 above, or any other event or development that has had, or would have individually or in the aggregate, a Material Adverse Effect.

         4.9 PROPERTIES

         4.9.1 Except as set forth in Section 4.9 of the Disclosure Schedule, Enpath does not currently own, nor has it ever owned, any real property.

         4.9.2 Set forth in Section 4.9 of the Disclosure Schedule is a list of all Leased Real Property. With respect thereto:

         (A) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the leases relating to Leased Real Property creates a valid and subsisting leasehold interest in favor of Enpath, is a valid, binding and subsisting obligation of Enpath and each other party thereto, enforceable against Enpath and each other party thereto in accordance with its terms;

         (B) Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no disputes with respect to any Leased Real Property; and neither Enpath nor any other party to each lease relating to the Leased Real Property is in breach or default under such lease, and no event has occurred or failed to occur and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such lease relating to the Leased Real Property;

         (C) Except as disclosed on Section 4.9 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, no consent by the landlord or any other party under any lease relating to the Leased Real Property is required in connection with the consummation of the transaction contemplated herein; and

         (D) None of the Leased Real Property has been pledged or assigned by Enpath or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens).

         4.9.3 Except as would not, individually or in the aggregate, have a Material Adverse Effect, Enpath has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its tangible and intangible assets, used or held for use in, or which are necessary to conduct, the business of Enpath as currently conducted, free and clear of any Liens, except Permitted Liens.

         4.10 LEGAL PROCEEDINGS

         Except as set forth in Section 4.10 of the Disclosure Schedule, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Enpath, threatened against Enpath or against any asset, interest or right of Enpath. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Enpath, threatened which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Enpath, threatened against any present or, to Enpath's knowledge, former director or officer of Enpath, that would reasonably be expected to give rise to a claim for indemnification.

         4.11 TAXES

         Except as set forth in Section 4.11 of the Disclosure Schedule:

         4.11.1 Enpath has duly and timely filed all Tax Returns required to be filed by it (taking into account extensions), and all such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

         4.11.2 Enpath has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

         4.11.3 Enpath has made adequate provision in the financial statements contained in SEC Reports discussed in Section 4.7 for all unpaid Taxes of Enpath;

         4.11.4 Enpath has complied with all applicable Legal Requirements relating to the payment and withholding of Taxes and has, within the time and manner prescribed by such Legal Requirements, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it;

         4.11.5 No pending or, to Enpath's knowledge, threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of Enpath;

         4.11.6 No written claim has been made by any tax authority in a jurisdiction where Enpath does not file a Tax Return that Enpath is or may be subject to taxation in that jurisdiction;

         4.11.7 No outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Enpath, and no power of attorney granted by Enpath with respect to any Taxes is currently in force;

         4.11.8 Enpath is not a party to any agreement providing for the allocation or sharing of any Taxes imposed on or with respect to any individual or other person, and Enpath (a) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income tax return, or (b) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor;

         4.11.9 The federal income Tax Returns of Enpath have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through December 31, 2002. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;

         4.11.10 Enpath has not participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b);

         4.11.11 There are no Liens for Taxes upon the assets or properties of Enpath, except for Liens which arise by operation of law with respect to current Taxes not yet due and payable;

         4.11.12 Enpath has previously delivered or made available to Purchaser complete and accurate copies of (a) all material Tax Returns of Enpath for the prior three tax years; (b) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the United States federal, state, local or foreign Taxes due from or with respect to Enpath, and (c) any closing agreements entered into by Enpath with any tax authority in each case existing on the date hereof;

         4.11.13 Enpath is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

         4.11.14 Enpath has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Enpath, and the IRS has not initiated or to Enpath's knowledge proposed any such adjustment or change in accounting method;

         4.11.15 Enpath has not been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355 of the Code within the past five years;

         4.11.16 Enpath has disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code; and

         4.11.17 For all fiscal years ending prior to the Effective Time, Enpath is not a party to any agreement, contract, arrangement or plan that has resulted or could result in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law).

         4.12 EMPLOYEE BENEFIT PLANS

         4.12.1 Section 4.12.1 of the Disclosure Schedule sets forth a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control, deferred compensation and other compensatory plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to by Enpath or any other entity, whether or not incorporated, that together with Enpath would be deemed a "single employer" for purposes of Section 414 of the Code or Section 4001 of ERISA (an "ERISA Affiliate") with or for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, Enpath and with respect to which Enpath or any Subsidiary has or may have any direct or indirect liability (exclusive of base salary, base wages and any benefit, in each case, required solely under the laws of any state) (together, the "Employee Plans").

         4.12.2 Enpath has made available to Purchaser true and complete copies of (a) all written governing documents with respect to Employee Plans, together with all amendments thereto, (b) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (c) the two most recent annual actuarial valuation reports, if any, (d) the two most recently filed Forms 5500 together with all related schedules, if any, (e) the "summary plan description" (as defined in ERISA), if any, and all modifications thereto communicated to employees, with respect to any Employee Plans subject to ERISA,
(f) any trust or other funding governing documents for vehicles maintained as part of any Employee Plan, and (g) the two most recent annual and periodic accountings of related plan assets required under any applicable law or governmental regulation.

         4.12.3 Neither Enpath nor any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by
Section 4975 of the Code, in each case applicable directly or indirectly (through an indemnification obligation or otherwise) Enpath or any Employee Plan.

         4.12.4 All Employee Plans have been administered in accordance with their terms and in compliance in all material respects with the requirements, including, but not limited to, ERISA and the Code. Except as set forth in
Section 4.12.4 of the Disclosure Schedule, no compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under
Section 409A(1)(B) of the Code. All equity compensation awards issued by Enpath have been made, accounted for, reported and disclosed in accordance with all applicable Legal Requirements, accounting rules and stock exchange requirements.

         4.12.5 There are no pending or, to the knowledge of Enpath, threatened claims, arbitrations, regulatory or other proceedings (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

         4.12.6 Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service which is currently in effect. To the knowledge of Enpath, nothing has occurred since the date of the determination letter that would adversely affect the qualification or tax exempt status of such Plan and its related trust, other than with respect to written amendments to governing documents, the date for adopting such amendment will not have expired as of the Effective Time.

         4.12.7 All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time.

         4.12.8 Neither Enpath nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

         4.12.9 No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, consultants or other personnel of Enpath for periods extending beyond their retirement or other termination of service, other than group health plan continuation coverage mandated by applicable Legal Requirements.

         4.12.10 Except as set forth in any governing documents or as required by Applicable Law, no condition exists that would prevent Enpath from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of Enpath.

         4.12.11 Except as set forth in Section 4.12.11 of the Disclosure Schedule, or as otherwise set forth in this Agreement, the consummation of the Contemplated Transactions will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of Enpath to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require Enpath to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit.

         4.12.12 There are no agreements between Enpath and any director, officer or employee pursuant to which Enpath would be required to make a "parachute payment" (within the meaning of Section 280G(b)(2) of the Code) as a result of the consummation of the Contemplated Transactions (whether alone or in combination with a termination of employment or other event), the payment of which would be nondeductible by Enpath as a result of Section 280G of the Code.

         4.12.13 On or prior to the date hereof, the Compensation Committee of Enpath's Board of Directors (the "Compensation Committee") has (a) approved each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, an "Enpath Compensation Arrangement") as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act (an "Employment Compensation Arrangement"), and (b) taken all other action necessary to satisfy the requirements of the non-exclusive safe harbor with respect to such Enpath Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (a) and (b) above, the "Enpath Compensation Approvals"). Enpath's Board of Directors has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, "independent directors" as defined in The Nasdaq Marketplace Rules.

         4.13 PERMITS

         The permits, licenses, approvals, certifications and authorizations from any Governmental Entity (collectively, "Permits") held by Enpath and set forth in Section 4.13 of the Disclosure Schedule are in full force and effect and sufficient for all business presently conducted by Enpath, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Permits currently held by Enpath constitute all of the Permits that Enpath is required to own, hold and possess and that are necessary to conduct the business presently conducted by Enpath, except where the failure to hold would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 4.13 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

         4.14 ENVIRONMENTAL MATTERS

         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

         4.14.1 Except as set forth in Section 4.14.1 of the Disclosure
Schedule: (a) to the knowledge of Enpath, Enpath is, and for the past five years has been, in compliance with all applicable Environmental Laws; and (b) Enpath has not received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Enpath is not in such compliance, and, to the knowledge of Enpath, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

         4.14.2 There is no Environmental Claim pending or, to the knowledge of Enpath, threatened, against Enpath or against any Person whose liability for any Environmental Claim Enpath has or may have retained or assumed either contractually or by operation of law.

         4.14.3 Except as set forth in Section 4.14.3 of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against Enpath, or to the knowledge of Enpath, against any Person whose liability for any Environmental Claim Enpath has or may have retained or assumed either contractually or by operation of law.

         4.14.4 Enpath has made available to Purchaser true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by Enpath pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by Enpath, or regarding Enpath's compliance with applicable Environmental Laws.

         4.15 INTELLECTUAL PROPERTY

         4.15.1 To the knowledge of Enpath, (a) all Trademark registrations, Trademark applications, and any other material Trademarks (including domain names) owned by or licensed to Enpath are identified in Section 4.15 of the Disclosure Schedule, and except as set forth in Section 4.15 of the Disclosure Schedule, such Trademarks are valid and enforceable and have not been abandoned;
(b) all Copyright registrations, Copyright applications, and any other material Copyrights owned by or licensed to Enpath are identified in Section 4.15 of the Disclosure Schedule, and such Copyrights are valid and enforceable; and (c) all issued Patents owned by or licensed to Enpath and pending applications for Patents are identified in Section 4.15 of the Disclosure Schedule.

         4.15.2 Except as disclosed in Section 4.15 of the Disclosure Schedule:

         (A) To the knowledge of Enpath, Enpath is the sole and exclusive owner of all right, title and interest in or has valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of Enpath;

         (B) No Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or, to Enpath's knowledge, is or has been threatened in written or oral communication by any third Person with respect to any Intellectual Property Rights owned or used by Enpath in connection with its business as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, misappropriates, dilutes or otherwise violates the rights of others, and Enpath is not the subject of any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property Rights;

         (C) Enpath has not threatened or initiated any claim or action or Proceeding against any third Person with respect to any Intellectual Property Rights;

         (D) To the knowledge of Enpath, the conduct of the business of Enpath does not conflict with or infringe any Intellectual Property Rights of any third Person;

         (E) To the knowledge of Enpath, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation by another Person of any Intellectual Property owned by Enpath;

         (F) Enpath has secured, or is in the process of securing based on the timing of the current pending IP applications, valid written assignments from all Persons (including, without limitation, consultants and employees) who contributed to the creation or development of Intellectual Property Rights created or developed for use by Enpath that Enpath does not already own by operation of law; and

         (G) Enpath has taken commercially reasonable steps to protect and preserve the confidentiality and integrity of all trade secrets, know-how, source codes, databases, confidential and proprietary information, and similar Intellectual Property Rights owned or used in the conduct of the business of Enpath and all use, disclosure or appropriation thereof by or to any third Person has been pursuant to the terms of a written agreement between such third Person and Enpath.

         4.16 MATERIAL CONTRACTS

         4.16.1 Section 4.16 of the Disclosure Schedule sets forth a list of all Material Contracts. "Material Contracts" means all written or oral agreements or arrangements to which Enpath is a party to or bound by and that constitute:

         (A) Any "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

         (B) Any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to Enpath that involves future aggregate annual payments by Enpath of $25,000 or more;

         (C) Any contract or agreement for the sale, license or lease (as lessor) by Enpath of services, materials, products, supplies or other assets, owned or leased by Enpath;

         (D) Any non-competition agreement, profit-sharing agreement or any other agreement or obligation which purports to restrict the conduct of any business by Enpath, or the ability of Enpath to operate in any geographic area;

         (E) Any contract or plan, including any employment, compensation, non-competition, non-solicitation, incentive, retirement, loan or severance arrangements, with any current or former shareholder, director, officer or employee of Enpath;

         (F) Any agreement, joint venture, product development, research and development or limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by Enpath with any other Person;

         (G) Mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $25,000;

         (H) Any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $25,000;

         (I) Other contracts not in the ordinary course of business involving annual payments made to or by Enpath in excess of $25,000;

         (J) Any contract for the sale of any of the assets of Enpath (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $25,000 individually, or $50,000 in the aggregate;

         (K) Any contract relating to the ownership, management or control of any Person in which Enpath owns any equity interest;

         (L) Any contract pursuant to which the Contemplated Transactions would amend or modify such contract, or would trigger the payment of revenues or fees to the counterparty of such contract;

         (M) Any contract (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (ii) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (iii) providing Enpath with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for contracts evidencing Enpath Options;

         (N) Any contract imposing any confidentiality obligation on Enpath or containing "standstill" or similar provisions (i) to which any Governmental Entity is a party or under which any Governmental Entity has a right or obligation, or (ii) directly or indirectly benefiting any Governmental Entity (including any subcontract or other contract between Enpath and any contractor or subcontractor to any Governmental Entity);

         (O) Requiring that Enpath give any notice or provide any information to any Person prior to considering or upon accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or similar transaction;

         (P) Any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes; or

         (Q) Any contract, agreement, license or arrangement (i) granting or obtaining any right to use any Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $25,000 per contract, agreements, license or arrangement); (ii) restricting Enpath's right, or permitting third Persons to use, any material Intellectual Property Rights; or (iii) setting forth the terms of co-existence pertaining to any Intellectual Property Rights.

         4.16.2 Except as set forth on Schedule 4.16 of the Disclosure Schedule,
(a) each Material Contract is legal, valid and binding on Enpath and, to the knowledge of Enpath, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; (b) Enpath and, to the knowledge of Enpath, each other party thereto, has performed all material obligations required to be performed by it to date under each Material Contract, except where such failure to perform would not result in a Material Adverse Effect; and (c) neither Enpath nor, to the knowledge of Enpath, has any other party thereto, violated or defaulted in any material respect or terminated, nor has Enpath or, to the knowledge of Enpath, any other party thereto, given or received notice of, any material violation or default or any termination under or non-renewal of (nor, to the knowledge of Enpath, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default, termination or non-renewal under) any Material Contract, except where such violation or default would not individually or in the aggregate, have a Material Adverse Effect. Enpath has provided, or made available, to Purchaser true and correct copies of each Material Contract.

         4.17 INSURANCE

         Section 4.17 of the Disclosure Schedule sets forth a list of each insurance policy carried and owned by Enpath (including self-insurance). All such policies are in full force and effect, all premiums due thereon have been paid, Enpath is not in default under any policy which is material to Enpath's operations. Enpath has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Enpath under or in connection with any of their extant insurance policies. Enpath has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Enpath that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Enpath, purchase of additional equipment or material modification of any of the methods of doing business, will be required. Such insurance policies provide coverage on such terms and of such kinds and amounts as is reasonably for businesses of the type conducted by Enpath.

         4.18 COLLECTIVE BARGAINING; LABOR DISPUTES; COMPLIANCE

         Enpath is not now, nor has it been, a party to any collective bargaining agreement or other labor contract and (a) Enpath has not received notice of any unionization or organizational activity taking place by the employees of Enpath; and (b) to the knowledge of Enpath there is not threatened any strike, slowdown, picketing, work stoppage, work slowdown or employee grievance process involving Enpath. Enpath has not received a petition for an election of or for certification of a collective bargaining agent; is not engaged in a grievance proceeding; and has not received an unfair labor practice charge or engaged in any arbitration proceeding. There is no lockout of any employees by Enpath, and no such action is contemplated by Enpath. Enpath has not received a charge of discrimination or any claim in writing threatening to file a change against Enpath with the EEOC or similar Governmental Entity; nor the knowledge of Enpath is there any basis for a claim against Enpath under federal and state laws respecting employment that could reasonably be expected to have a Material Adverse Effect on Enpath for actual or alleged gender, race, disability, national origin or age discrimination, child labor, equal pay, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, the Immigration and Nationality Act, the Worker Adjustment and Retraining Notification Act of 1988 and federal and state laws regarding wages and hours.

         4.19 TRANSACTIONS WITH AFFILIATES

         Except for compensation and benefits received in the ordinary course of business as an employee or director of Enpath, no director, officer or other Affiliate of Enpath or any entity in which, to the knowledge of Enpath, any such director, officer or other Affiliate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of Enpath, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Enpath or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of Enpath.

         4.20 PRODUCT WARRANTIES

         Purchaser has been provided copies of the forms of product warranty relating to the three primary product lines currently produced or sold by Enpath. In addition:

         4.20.1 Section 4.20.1 of the Disclosure Schedule sets forth a true and complete list of (a) all products designed, manufactured, marketed or sold by Enpath that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past five years (for purposes of this Section 4.20.1, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (b) Proceedings (or to the knowledge of Enpath, any investigation) by any Governmental Entity (whether completed or pending) at any time during the past five years seeking the recall, withdrawal, suspension or seizure of any product sold by Enpath.

         4.20.2 Enpath has received no notice of claims for Product Liability under contractual requirements or warranties, express or implied, applicable to products sold by Enpath, except for ordinary course warranty claims that are addressed by replacement of the product.

         4.21 INVENTORY

         Except as set forth in Section 4.21 of the Disclosure Schedule, (a) the Inventory is in the physical possession of Enpath, and (b) none of the Inventory is held on consignment by others. The Inventory has been determined and valued on a first-in first-out basis (but not in excess of net realizable value), in accordance with GAAP applied on a basis consistent with the Financial Statements. The Inventory was acquired or produced by Enpath in the ordinary course of business. Except as reflected in the reserve for obsolete inventory reflected in the Financial Statements, the Inventory is good and merchantable and is of a quality and quantity presently useable and salable by Enpath in the ordinary course of business consistent with past practice.

         4.22 EMPLOYEES

         4.22.1 Section 4.22 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of Enpath whose compensation in 2006 exceeded $50,000.00 (US), including each employee on leave of absence or layoff status: employer, name, job title, current compensation paid or payable and any change in compensation since December 31, 2006, vacation accrued and service credited for purposes of vesting and eligibility to participate under any Employee Plan.

         4.22.2 To Enpath's knowledge, no director, officer or other executive level employee of Enpath intends to terminate his or her employment with such company as a result of the Merger.

         4.23 BROKERS AND FINDERS

         Except for Greene, Holcomb & Fisher LLC, neither Enpath nor any of its shareholders, respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein.

         4.24 [Intentionally left blank]

         4.25 OPINION OF FINANCIAL ADVISOR

         The Board of Directors has received the written opinion (or oral opinion to be confirmed in writing) of Greene, Holcomb & Fisher LLC, dated April 27, 2007, to the effect that, as of such date, the consideration paid to or to be received by holders of Enpath Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of that opinion has been made available to Purchaser solely for informational purposes.

         4.26 ANTITAKEOVER STATUTES

         No further action is required by Enpath's Board of Directors or the shareholders of Enpath to render inapplicable to this Agreement and the Contemplated Transactions the restrictions on (i) "control share acquisition" (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA, and (ii) "business combinations" with an "interested shareholder" (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA, and, accordingly, neither Section nor any other antitakeover or similar applicable law applies or purports to apply to any such transactions, other than Section 302A.675 of the MBCA and Chapter 80B of the Minnesota Statutes. Except as set forth in the immediately preceding sentence, no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws under U.S. state or federal laws apply to this Agreement or any of the Contemplated Transactions.

         4.27 NO ADDITIONAL REPRESENTATIONS

         Enpath does not make, and has not made, any representations or warranties relating to it or the business of Enpath or otherwise in connection with the Contemplated Transactions other than those expressly set forth in this Agreement that are made by Enpath. Without limiting the generality of the foregoing, Enpath has not made, and shall not be deemed to have made, any representations and warranties in any presentation of the business of Enpath in connection with the Contemplated Transactions and, accordingly, no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not, and shall not be deemed to be or to include, representations or warranties of Enpath. No person has been authorized by Enpath to make any representation or warranty relating to Enpath, the business of Enpath or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty not be relied upon as having been authorized by Enpath.

                                   ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

         Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to Enpath as follows:

         5.1 ORGANIZATION

         Each of Purchaser and Merger Sub is a corporation, duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted.

         5.2 AUTHORITY

         Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver into this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by each of Purchaser and Merger Sub and the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Purchaser and Merger Sub and no other vote or approval or corporate proceeding is necessary for the execution and delivery of this Agreement by either Purchaser and Merger Sub, the performance by each of Purchaser and Merger Sub of their respective obligations hereunder and the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and assuming the due authorization, execution and delivery by Enpath, constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         5.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         5.3.1 The execution and delivery of this Agreement by each of Purchaser and Merger Sub do not, and the performance of this Agreement by each of Purchaser and Merger Sub and the consummation of the transactions contemplated hereby will not, (a) subject to the requirements, filings, consents and approvals referred to in Section 5.3.2 conflict with or violate any Legal Requirement, regulation, court order, judgment or decree applicable to Purchaser and Merger Sub or by which any of their respective properties are bound or subject, (b) violate or conflict with the organizational documents of Purchaser and Merger Sub, or (c) subject to the requirements, filings, consents and approvals referred to in Section 5.3.2, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of Purchaser and Merger Sub pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Purchaser and Merger Sub is a party or by which either Purchaser and Merger Sub or any of their respective properties are bound or subject, except, in the case of clause
(c), for such breaches, defaults, rights or Liens which would not materially impair the ability of Purchaser and Merger Sub to timely consummate the transactions contemplated hereby.

         5.3.2 Except for applicable requirements, if any, of the Exchange Act, the Securities Act, the pre-merger notification requirements of the HSR Act and the filing of the Articles of Merger under the DGCL and the MBCA, neither Purchaser and Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under applicable Legal Requirements, as are required by reason of the legal or regulatory status or the activities of Enpath or by reason of facts specifically pertaining to it. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Purchaser and Merger Sub in connection with their execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of Enpath or its Subsidiaries or by reason of facts specifically pertaining to any of them.

         5.4 FINANCING ARRANGEMENTS

         Purchaser and Merger Sub have or will have available on the Closing Date sufficient funds to enable them to consummate the transactions contemplated hereby.

         5.5 DISCLOSURE DOCUMENTS

         5.5.1 The information with respect to Purchaser and any of its Subsidiaries that Purchaser furnishes to Enpath in writing specifically for use in any Enpath Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, as supplement or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Enpath and at the time such shareholders vote on the adoption of this Agreement, and (b) in the case of any Enpath Disclosure Document other than the Proxy Statement, at the filing of such Enpath Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the consummation of the Offer.

         5.5.2 The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Purchaser or Merger Sub in writing by Enpath specifically for use therein.

         5.6 Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a material adverse effect on Purchaser's or Merger Sub's ability to consummate to the transactions contemplated by this Agreement.

         5.7 Brokers. Except for Banc of America Securities, whose fees will be borne by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub or any of their respective directors, officers or employees, for which Enpath may become liable.

         5.8 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

         5.9 Ownership of Shares. During the period three (3) years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby), neither Purchaser nor any of its Affiliates, including Merger Sub, was an "interested shareholder" of the Company as such term is defined in Section 302A.011, Subd. 49 of the MBCA.

         5.10 Compliance. Neither Purchaser nor Merger Sub, nor any of their respective Affiliates, is: (a) a direct competitor of the party listed on
Section 5.10 of the Disclosure Schedule, (b) under an investigation which has been made public or sanctioned (within a twelve (12) month period prior to the date of this Agreement) by the Securities and Exchange Commission or United States Department of Justice; or (c) subject to Title 11 proceedings of the United States Code.

                                   ARTICLE 6
                            COVENANTS AND AGREEMENTS

         6.1 CONDUCT OF BUSINESS BY ENPATH PENDING THE MERGER

         Enpath covenants and agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by any Legal Requirement, or unless Purchaser shall otherwise consent in writing, the businesses of Enpath shall be conducted only in, and Enpath shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. Enpath further covenants and agrees that it will:

                  (a) use its commercially reasonable efforts to preserve substantially intact the business organization of Enpath,

                  (b) use its commercially reasonable efforts to keep available the services of the present officers, employees and consultants of Enpath (which efforts may include, following the prior approval of both Purchaser and Enpath's Compensation Committee, the issuance of stay bonuses or arrangements), and to preserve the present relationships of Enpath with customers, clients, suppliers and other Persons with which Enpath has significant business relations,

                  (c) pay all applicable Taxes when due and payable (other than those Taxes the payment of which Enpath challenges in good faith in appropriate proceedings),

                  (d) operate the business of Enpath in compliance in all material respects with all Legal Requirements, and

                  (e) maintain in full force and effect all Permits necessary for the conduct of the business of Enpath as it is currently conducted.

Without limiting the foregoing, except as set forth in Section 6.1 of the Disclosure Schedule, Enpath shall not, without the prior written consent of
Purchaser:

         6.1.1 Amend or propose to amend (a) its Articles of Incorporation or By-Laws or (b) any term of any outstanding security issued by Enpath or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

         6.1.2

         (A) Declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity or voting interests,

         (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or voting interests,

         (C) issue, sell, pledge, dispose of or encumber any (i) shares of its capital stock or other equity or voting interests, (ii) securities convertible into or exchangeable for, or Rights of any kind to acquire or receive, any shares of its capital stock, interests, securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of Enpath Common Stock, or (iii) other securities of Enpath, other than shares of Enpath Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Stock Plans as in effect on the date hereof or upon the exercise of the Warrant, or

         (D) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests;

         6.1.3 Acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (b) any assets, including real estate, except, with respect to clause (b) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice in an amount not to exceed $100,000;

         6.1.4 Amend, enter into, alter, modify or terminate any Material Contract, or waive, release or assign any material rights or claims thereunder;

         6.1.5 Enter into, amend or otherwise alter any lease or sublease of real property (other than a sublease of Enpath's former Bloomington, or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

         6.1.6 Transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets, or cease to operate any assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

         6.1.7 Except as required to comply with applicable Legal Requirements and except for salary increases or bonuses described in Section 6.1 of the Disclosure Schedules, (a) adopt, enter into, terminate, amend, or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under, any Employee Plan or other arrangement for the current or future benefit or welfare of any current or former director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and the proposed regulations and guidance thereunder, (b) increase or enhance in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (c) pay any benefit not provided for under any Employee Plan as in effect on the date hereof, (d) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan (other than any stay or retention bonus deemed reasonable and approved in advance by both Purchaser and Enpath's Compensation Committee); (e) grant or award to any director, officer or employee stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder; or (f) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, agreement, contract or arrangement or Employee Plan;

         6.1.8 Except for borrowing under the Enpath Credit Agreement in the ordinary course of business, consistent with past practice, (a) repurchase, prepay, incur or assume any material indebtedness, (b) modify any material indebtedness or other liability in a manner that adversely affects Enpath, (c) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or
(d) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel advances to employees in compliance with applicable Legal Requirements and in accordance with past practice in an amount not to exceed $25,000 in the aggregate);

         6.1.9 Incur any aggregate capital expenditures, or any obligations or liabilities in connection therewith in an amount in excess of $100,000;

         6.1.10 Change any accounting policies, methods, periods or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by applicable Legal Requirements or GAAP;

         6.1.11 Make any material Tax election or material change in any Tax election, consent to an extension of the statute of limitations for any open Tax period, amend any Tax Returns or enter into any settlement or compromise of any Tax liability of Enpath in an amount in excess of $25,000;

         6.1.12 (a) Pay, discharge, satisfy, settle or compromise (including by judgment or consent decree) any claim, litigation or any legal proceeding (including claims, litigation and legal proceedings of shareholders and any shareholder litigation relating to this Agreement, the Merger or any other of the Contemplated Transactions or otherwise), except for any settlement or compromise involving less than $25,000, but subject to an aggregate maximum of $50,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation; (b) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice; or (c) commence any material legal proceeding;

         6.1.13 Enter into any material agreement or arrangement with any of its officers, directors, employees or any affiliate other than any stay agreements deemed reasonable and approved in advance by both Purchaser and Enpath's Compensation Committee;

         6.1.14 Except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Enpath;

         6.1.15 Knowingly take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (a) any representation and warranty of Enpath set forth in this Agreement that is qualified by materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect at, or as of any time before the Effective Time;

         6.1.16 Enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes; or

         6.1.17 Authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

         6.2 NO SOLICITATION

         6.2.1 Enpath will not, nor will Enpath authorize or permit any of its Representatives to, and Enpath shall instruct, and cause each applicable Affiliate, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.2.2 (a) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Enpath to, afford access to the business, properties, assets, books or records of Enpath to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (b) (i) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Enpath, (ii) approve any transaction under, or any Third Party becoming an "interested shareholder" under, Section 302A.011, Subd. 49 of the MBCA, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal. Subject to Section 6.2.2, neither Enpath's Board of Directors nor any committee thereof shall fail to make, withdraw or modify in a manner adverse to Purchaser or Merger Sub the Enpath Board Recommendation, or recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Enpath Common Stock within 10 Business Days after the commencement of such offer, or take any action or make any public statement inconsistent with the Enpath Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an "Adverse Recommendation Change"). Enpath shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal.

         6.2.2 Notwithstanding the foregoing, prior to the acceptance for payment of shares of Enpath Common Stock under the Offer (in the case of clauses
(a) through (c) below), Enpath's Board of Directors, directly or indirectly through any Representative, may (a) engage in negotiations or discussions with any Third Party that, subject to Enpath's compliance with this Section 6.2, has made (and not withdrawn) a bona fide Acquisition Proposal in writing that Enpath's Board of Directors believes in good faith, after considering the advice of its outside legal counsel and a financial advisor, constitutes a Superior Acquisition Proposal or would reasonably be expected to lead to a Superior Acquisition Proposal, (b) thereafter furnish to such Third Party non-public information relating to Enpath pursuant to an executed confidentiality agreement with terms not materially less favorable to Enpath than those contained in any Confidentiality Agreement entered into by Enpath and Purchaser (the "Confidentiality Agreement") and containing additional provisions that expressly permit Enpath to comply with the terms of this Section 6.2 (a copy of which Confidentiality Agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Purchaser), (c) following receipt of and on account of such Superior Acquisition Proposal, make an Adverse Recommendation Change and/or (d) take any non-appealable, final action that any court of competent jurisdiction orders Enpath to take, but in each case referred to in the foregoing clauses (a) through (c), only if Enpath's Board of Directors determines in good faith by a majority vote, after considering the advice of outside legal counsel to Enpath, that it is necessary or appropriate to take such action to comply with its fiduciary duties under applicable Legal Requirements. Nothing contained herein shall prevent Enpath's Board of Directors from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal; provided that nothing in this sentence shall be deemed to excuse any failure to otherwise comply with the requirements of this Section 6.2.2.

         6.2.3 Enpath's Board of Directors shall not take any of the actions referred to in clauses (a) through (d) of the preceding subsection unless Enpath shall have delivered to Purchaser prior written notice advising Purchaser that it intends to take such action. Enpath shall notify Purchaser promptly (but in no event later than 24 hours) after receipt by Enpath (or any of its Representatives) of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Enpath or for access to the business, properties, assets, books or records of Enpath by any Third Party that, to the knowledge of Enpath, is seeking to make, or has made after the date hereof, an Acquisition Proposal. Enpath shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. Enpath shall keep Purchaser informed, as promptly as practicable, of the status and details of any such Acquisition Proposal and provide to Purchaser, as soon as practicable after receipt or delivery thereof, copies of all material correspondence and other written materials sent or provided to Enpath from any Third Party in connection with any Acquisition Proposal, or sent or provided by Enpath to any third party in connection with any Acquisition Proposal. Enpath shall provide Purchaser with at least 48 hours prior notice of any meeting of the Enpath's Board of Directors (or such lesser notice as is provided to the members of Enpath's Board of Directors) at which the Enpath's Board of Directors is reasonably expected to consider any Acquisition Proposal. Enpath shall promptly provide Purchaser with any non-public information concerning the Enpath's business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Purchaser.

         6.2.4 Notwithstanding anything to the contrary contained in this
Section 6.2, the fact that Enpath or any of its Representatives has had discussions or negotiations with Third Parties prior to the date of this Agreement regarding a possible Acquisition Proposal shall not prevent Enpath from taking any of the actions specified in the proviso in Section 6.2.1, the second sentence of Section 6.2.2 or Section 9.1.6 with respect to a new Acquisition Proposal that was submitted by such Third Party after the date of this Agreement and that was not solicited in violation of Sections 6.2.1 and 6.2.3.

                                   ARTICLE 7
                                OTHER AGREEMENTS

         7.1 SHAREHOLDER MEETING; PROXY MATERIAL; SHORT FORM MERGER

         7.1.1 If Enpath Shareholder Approval is required under the MBCA in order to consummate the Merger other than pursuant to Section 302A.621 of the MBCA, then, in accordance with all applicable Legal Requirements, Enpath's Articles of Incorporation and Bylaws, Enpath shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer) for, duly call, give notice of, convene and hold the meeting of Enpath's shareholders (the "Enpath Shareholders' Meeting") as promptly as practicable after the consummation of the Offer, for the purpose of voting on the matters requiring Enpath Shareholder Approval; provided that (a) if Enpath is unable to obtain a quorum of its shareholders at such time, Enpath may extend the date of the Enpath Shareholder Meeting by no more than five Business Days and Enpath shall use its reasonable best efforts during such five-Business Day period to obtain such a quorum as soon as practicable, and (b) Enpath may delay the Enpath Shareholder Meeting to the extent (and only to the extent) Enpath reasonably determines that such delay is required by applicable Legal Requirements, Enpath's Articles of Incorporation or Bylaws. Subject to Section 6.2.2, the Enpath's Board of Directors shall recommend unanimously that its shareholders grant the Enpath Shareholder Approval and use its reasonable best efforts to obtain the Enpath Shareholder Approval, and Enpath shall otherwise comply with all applicable Legal Requirements applicable to the Enpath Shareholder Meeting.

         7.1.2 If the Enpath Shareholder Approval is required under the MBCA in order to consummate the Merger other than pursuant to Section 302A.621 of the MBCA, then, in accordance with all applicable Legal Requirements, Enpath's Articles of Incorporation and Bylaws, as promptly as practicable after the consummation of the Offer, Enpath and Purchaser shall prepare jointly and Enpath shall file with the SEC the Proxy Statement and as soon as practicable thereafter use its reasonable best efforts to mail to its shareholders the Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, as promptly as practicable circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Subject to Section 6.2.2, the Proxy Statement shall contain the unanimous recommendation of Enpath's Board of Directors to the shareholders of Enpath to grant the Enpath Shareholder Approval. Enpath and Purchaser, as the case may be, shall furnish all information concerning Enpath or Purchaser as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Enpath shall give reasonable and good faith consideration to any comments reasonably proposed by Purchaser and its counsel. Enpath shall (a) as promptly as practicable after the receipt thereof, provide Purchaser and its counsel with copies of any written comments, and advise Purchaser and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Purchaser and its counsel a reasonable opportunity to review Enpath's proposed response to such comments, (c) give reasonable and good faith consideration to any comments reasonably proposed by Purchaser and its counsel, and (iv) provide Purchaser and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

         7.1.3 Notwithstanding any provision of this Agreement to the contrary, if Purchaser, Merger Sub or any other Subsidiary of Purchaser shall acquire at least 90% of the outstanding shares of Enpath Common Stock pursuant to the Offer, through exercise of the 90% Top-Up Option or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition without a meeting of shareholders of Enpath, in accordance with Section 302A.621 of the MBCA.

         7.2 ADDITIONAL AGREEMENTS

         Enpath, Purchaser and Merger Sub will each comply in all material respects with all applicable Legal Requirements and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         7.3 NOTIFICATION OF CERTAIN MATTERS

         7.3.1 Enpath shall give prompt notice to Purchaser of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence has had or may have a Material Adverse Effect, (b) any material breach by Enpath or any officer, director, employee or agent of Enpath, of any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.3.1 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

         7.3.2 Purchaser shall give prompt notice to Enpath of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of Purchaser or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time,
(b) any material breach by Purchaser or Merger Sub, or any officer, director, employee or agent thereof, of any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which constitutes a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.3.2 shall not limit or otherwise affect the remedies available hereunder to Enpath.

         7.4 CONFIDENTIALITY; ACCESS TO INFORMATION

         7.4.1 Each of Purchaser and Enpath agree that it shall, and shall cause its respective affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all Confidential Information obtained by them from the other party. The term "Confidential Information" includes all data and information a disclosing party provides to a receiving party, but does not include information which: (a) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives; (b) was or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided, that, to the receiving party's knowledge, such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the disclosing party with respect to such information; or (c) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided, that to the knowledge of the receiving party, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the disclosing party in respect thereof.

         7.4.2 The receiving party hereby agrees that the Confidential Information will be kept confidential by the receiving party; provided, however, that any such Confidential Information may be disclosed by the receiving party to its Representatives who reasonably need to know such information (it being agreed that the receiving party's Representatives shall be informed by the receiving party of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement). The receiving party agrees to be responsible for any breach of this agreement by any of its Representatives.

         7.4.3 If a receiving party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request and the documents and/or information requested thereby so that the disclosing party may seek an appropriate protective order and/or waive the receiving party's compliance with the provisions of this Section 7.4. The receiving party further agrees that if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, upon the advice of its counsel, compelled or otherwise required by any Legal Requirement to disclose Confidential Information, the receiving party may disclose without liability hereunder that portion of the Confidential Information which its counsel advises in writing that the receiving party is compelled to disclose; provided, however, that the receiving party shall give the disclosing party written notice of the information to be so disclosed as far in advance of its disclosure as is practicable.

         7.4.4 From the date hereof to the Effective Time, Enpath shall, and shall cause its directors, officers, directors, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, financing sources, representatives and agents of Purchaser reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Purchaser with all financial, operating and other data and information Purchaser through their directors, officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 7.5 shall affect or be deemed to modify or update any of the representations and warranties of Enpath contained in this Agreement.

         7.5 PUBLIC ANNOUNCEMENTS

         Purchaser and Enpath shall consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any press release or other public statements or announcements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the other parties' consent, which consent shall not be unreasonably withheld or delayed; except that a party may, without prior written consent, issue such press release as may be required by any applicable Legal Requirement if it has used commercially reasonable efforts to consult with the other party but has been unable to do so prior to the time such press release or public statement is so required or issued or made. The party desiring to make a public statement or disclosure shall consult with the other parties and give them the opportunity to review and comment on the proposed disclosure. Nothing in this Section 7.5 shall prohibit subsequent disclosures that are consistent in all material respects with disclosures previously consented to pursuant to the first sentence of this Section 7.5.

         7.6 APPROVAL AND CONSENTS; COOPERATION

         7.6.1 Subject to Section 7.6.2, each of Enpath, Purchaser and Merger Sub shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and applicable Legal Requirements to consummate and make effective the Offer, the Merger and the Contemplated Transactions as soon as practicable. Without limiting the foregoing, but subject to Section 7.6.2 below, the parties shall
(a) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or the Contemplated Transactions (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 4.5.1 of the Disclosure Schedule (collectively, the "Required Approvals")) and (b) take all reasonable steps as may be necessary to obtain all such Required Approvals. Each of Enpath, Purchaser and Merger Sub shall use its commercially reasonable efforts to resolve any objections to such Required Approvals, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the Contemplated Transactions in connection with the Required Approvals. Enpath, Purchaser and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary in connection with the Offer Documents, the Enpath Disclosure Documents or any other statement, filing, notice or application made by or on behalf of Enpath, Purchaser or Merger Sub to any third party and/or Governmental Entity in connection with the Offer, the Merger and the Contemplated Transactions.

         7.6.2 Notwithstanding anything to the contrary in this Agreement, Enpath, Purchaser and Merger Sub will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Offer, the Merger and the Contemplated Transactions in as expeditious manner as possible. In furtherance and not in limitation of the foregoing, each of Enpath and Purchaser agrees (a) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable, and, in any event, within ten Business Days after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be required or requested pursuant to the HSR Act, (b) to make an appropriate filing of Enpath Disclosure Documents and the Offer Documents as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be required or requested by the SEC or its staff or any state securities authority in connection with such filings, and (c) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, in the case of Purchaser, entering into any required settlement, undertaking, consent decree or stipulation with any Governmental Entity or implementing any required divestiture, hold separate or similar transaction with respect to any assets; provided, however, that, Purchaser shall not be required to implement any required divestiture, hold separate or similar transaction with respect to any assets or agree to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any such consent or authorization.

         7.6.3 Subject to applicable Legal Requirements relating to the sharing of information, Enpath and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Enpath and Purchaser, as the case may be, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with any legal proceeding arising under the HSR Act related to the Merger and the Contemplated Transactions. In exercising the foregoing right, both of Enpath and Purchaser shall act reasonably and as promptly as practicable. Neither Enpath or Purchaser shall agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry related to any legal proceeding arising under the HSR Act related to this Agreement or the Merger unless it consults with the other parties reasonably in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate.

         7.7 DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

         7.7.1 All rights to indemnification under Enpath's Articles of Incorporation, By-Laws or indemnification contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of the Enpath at or prior to the date of this Agreement (the "Indemnified Parties") shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Minnesota law or other applicable law for a period of six years from the Effective Time. Purchaser shall guarantee such performance by the Surviving Corporation. The Articles of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the indemnified parties as those contained in Enpath's Articles of Incorporation and Enpath's Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agent of Enpath's, unless such a modification is required by Law.

         7.7.2 For a period of not less than six years after the Effective Time, the Surviving Corporation shall maintain in effect the existing policy of officers' and directors' liability insurance maintained by Enpath as of the date of this Agreement in the form disclosed by Enpath to Purchaser prior to the date of this Agreement (the "Existing Policy"), or purchase an extended reporting period policy (tail) to the Existing Policy; provided, however, that (a) the Surviving Corporation may substitute therefor policies issued by an insurance carrier with the same or better credit rating as the Company's current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Existing Policy, and (b) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of an amount which equal 250% of the last annual premium of the Existing Policy on the date hereof (the "Maximum Amount"). In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds the Maximum Amount, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Amount. This
Section 7.7 shall survive the consummation of the Merger. Notwithstanding
Section 10.3, this Section 7.7 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

         7.7.3 If the Surviving Corporation or any of its successors or assigns
(a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the Indemnified Parties' rights thereunder are adequately preserved or provided for.

         7.8 CONTINUATION OF EMPLOYEE BENEFITS

         7.8.1 For a period beginning at the Effective Time and ending no earlier than the first anniversary thereof, Purchaser and/or the Surviving Corporation shall provide to employees of Enpath who continue employment with the Surviving Corporation ("Continuing Employees") benefits that are not materially less favorable, in the aggregate, to the benefits provided to the Continuing Employees immediately prior to the Closing Date. Subject to the preceding sentence, nothing contained herein shall preclude Purchaser or the Surviving Corporation from terminating the employment of any individual or from amending or terminating any Employee Plan.

         7.8.2 From and after the Effective Time, Purchaser shall cause the Surviving Corporation to honor and perform in accordance with their terms all existing employment, severance, consulting and salary continuation agreements, plans, policies or arrangements (including any benefits to be provided under any Employee Plan) between Enpath and any current or former officer, director, Employee or consultant of Enpath or group of such officers, directors, Employees or consultants described on Section 7.8.2 of the Disclosure Schedule.

         7.8.3 To the extent permitted under any applicable Legal Requirement, for purposes of determining severance and vacation benefits maintained by the Surviving Corporation, each employee of Enpath shall be given credit for all service with Enpath (or service credited by Enpath).

         7.8.4 To the extent of any changes in any Employee Plans covering Continuing Employees after the Effective Time, and to the extent permissible under such plans, Purchaser and/or the Surviving Corporation shall cause such plan to (a) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of Enpath; (b) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Enpath plan prior to the Effective Time; and
(c) recognize service of the Continuing Employees credited by Enpath or any ERISA Affiliate for purposes of eligibility and vesting (but not for purposes of any accrual under any defined benefit pension plan or retiree medical plan).

         7.8.5 In the event Section 409A(a)(1)(B) of the Code requires a deferral of any payment to an employee who is a "key employee" as that term is defined in Code 409A, such payment shall be accumulated and paid in the single lump sum on the earliest date permitted by Code 409A.

         7.8.6 Purchaser agrees that after the Effective Time, the Surviving Corporation will pay or provide, for the year ending December 31, 2007, to the persons employed by Enpath immediately prior to the Effective Time, any cash incentive payment to which they shall be or become entitled under the 2007 Salaried Employee Bonus Plan, (the "2007 Bonus Plan"), as a percentage of base compensation through December 31, 2007, which plans Purchaser agrees will be maintained in effect through December 31, 2007. In addition, if any such employees are involuntarily terminated after the Effective Time and prior to January 1, 2008, they shall receive a bonus payment under the 2007 Bonus Plan, waiving any other conditions precedent, (i) at target performance as a percentage of annualized base compensation of the employee, provided that the similarly situated active employees are entitled to a bonus at or above target under the 2007 Bonus Plan; (ii) equal to a fraction, the numerator of which is the number of days worked by the employee during the calendar year divided by 365 days; (iii) less any bonus previously paid for 2007 under the 2007 Bonus Plan; and (iv) paid at the same time and manner as bonuses are paid to similarly situated active employees of the Surviving Corporation.

         7.9 DELISTING

         Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Enpath Common Stock from The NASDAQ Stock Market, LLC and to terminate registration of Enpath under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

         7.10 RESIGNATION OF DIRECTORS AND OFFICERS

         Enpath shall obtain and deliver to Purchaser prior to the Closing Date (to be effective as of the Effective Time) the resignation of each officer and director of Enpath, in their capacities as officers and directors, and not as employees, as Purchaser shall specify not less than two Business Days prior to the Closing Date.

         7.11 RELEASES AND ACKNOWLEDGEMENTS OF PAYMENT FROM STOCK PLAN PARTICIPANTS

         Enpath shall obtain and deliver to Purchaser on or prior to the Closing Date (to be effective as of the Effective Time) releases and acknowledgements of option cancellation from each Person listed in Section 4.2 of the Disclosure Schedule as a holder of an Option.

         7.12 COMPANY COMPENSATION ARRANGEMENTS

         Prior to the scheduled expiration of the Offer (as it may be extended hereunder), Enpath (acting through its Compensation Committee) will take all such steps as may be required to cause each Enpath Compensation Arrangement entered into by Enpath on or after the date hereof with any of its officers, directors or employees or any member of the Compensation Committee pursuant to which consideration is paid to such officer, director, employee or member to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act. Prior to the scheduled expiration of the Offer (as it may be extended hereunder), neither Enpath's Board of Directors nor the Compensation Committee shall withdraw, nor permit the withdrawal of, Enpath Compensation Approvals.

         7.13 SHAREHOLDER LITIGATION

         Enpath shall promptly advise Purchaser, orally and in writing, of any shareholder litigation against Enpath or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Purchaser fully informed regarding any such shareholder litigation. Enpath shall give Purchaser the opportunity to consult with Enpath regarding the defense or settlement of any such shareholder litigation, shall give reasonable consideration to Purchaser's advice with respect to such shareholder litigation and, prior to the termination of this Agreement, will not settle any such litigation without Purchaser's prior written consent, which consent will not be unreasonably withheld or delayed.

                                   ARTICLE 8
                              CONDITIONS PRECEDENT

         8.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, MERGER SUB AND ENPATH

         The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

         8.1.1 The adoption of the Merger and the approval of this Agreement by the shareholders of Enpath contemplated by Section 7.1, shall have been duly and validly obtained in accordance with all applicable Legal Requirements;

         8.1.2 The parties hereto shall have received all approvals from Governmental Entities required or mutually deemed necessary in connection with the transactions contemplated by this Agreement and the Merger, all notice periods and waiting periods required in connection with, or after the granting of, any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied; provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable opinion of the Board of Directors of Purchaser so materially and adversely affects the anticipated economic and business benefits to Purchaser of the Merger and the other transactions contemplated by this Agreement as to render consummation of the Merger inadvisable;

         8.1.3 Merger Sub (or Purchaser on Merger Sub's behalf) will have accepted for payment and paid for all of the shares of Enpath Common Stock validly tendered pursuant to the Offer and not withdrawn, provided, however, that this Section 8.1.3 will not be a condition to the obligation of Purchaser or Merger Sub to consummate the Merger if the failure to satisfy such conditions shall arise from Purchaser's or Merger Sub's breach of any provision of this Agreement.

         8.1.4 None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 9
                        TERMINATION, WAIVER AND AMENDMENT

         9.1 TERMINATION

         This Agreement may be terminated and the Offer and the Merger (and the other transaction contemplated by the Transaction Documents) may be abandoned (notwithstanding if approval by the Shareholders of Enpath has been obtained), by giving written notice of such termination to each other party hereto:

         9.1.1 At any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto, which consent shall have been approved by action of the respective Board of Directors;

         9.1.2 At any time on or prior to the Consummation of the Offer, by Purchaser if Enpath has, or by Enpath in writing if Purchaser or Merger Sub has, in any material respect, breached (a) any covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition in Section 1.1.3 or 1.1.4 of Annex I hereto if continuing on the expiration date of the Offer and such breach has not been cured or is not capable of being cured before the End Date (if being understood that Purchaser may not terminate this Agreement pursuant to this Section 9.1.2 if such breach by Enpath is cured or if Purchaser has materially breached this Agreement);

         9.1.3 At any time, by any party hereto in writing, if any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable order that (a) makes acceptance for payment of, and payment for, the shares of Enpath Common Stock pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited, or (b) enjoins Merger Sub from accepting for payment of, and paying for, the shares of Enpath Common Stock pursuant to the Offer or Enpath or Purchaser from consummating the Merger;

         9.1.4 At any time, by any party hereto in writing, if (a) the Offer has not been consummated prior to August 1, 2007 (the "End Date") or (b) the shareholders of Enpath do not approve the transactions contemplated herein by November 1, 2007 (the "Outside Termination Date"), provided that the right to terminate this Agreement pursuant to this Section 9.1.4 shall not be available to any party whose breach of any provision of this Agreement results in the failure of such conditions under (a) to be satisfied on or before the End Date or the conditions of (b) to be satisfied on or before the Outside Termination Date;

         9.1.5 By Purchaser, if prior to the acceptance for payment of shares of Enpath Common Stock under the Offer (a) an Adverse Recommendation Change shall have occurred, (b) Enpath shall have entered into, or publicly announced its intention to enter into, a binding definitive agreement (other than a confidentiality agreement contemplated by Section 6.2.2) relating to any Acquisition Proposal; (c) a Triggering Event shall have occurred, or (d) Enpath or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.2;

         9.1.6 By Enpath, if prior to the acceptance for payment of shares of Enpath Common Stock under the Offer, Enpath's Board of Directors shall have authorized Enpath, subject to complying with the terms of this Agreement, to enter into a definitive agreement providing for a Superior Acquisition Proposal; provided that Enpath shall have paid any amounts due pursuant to Section 9.2 in accordance with its terms; and provided further that in the case of any termination by Enpath, (a) Enpath notifies Purchaser, in writing at least three Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Acquisition Proposal, attaching the final version of such proposed definitive agreement, and (b) Purchaser does not make, within two Business Days of receipt of such written notification, an offer, attaching the final version of proposed definitive agreement, that is determined by Enpath's Board of Directors in good faith after considering the advice of its outside counsel and its financial advisors, to be at least as favorable to the shareholders of Enpath as such Superior Acquisition Proposal, it being understood that Enpath shall not enter into any such binding agreement during such two Business Day period; or

         9.1.7 By Enpath, if Merger Sub has (i) failed to commence the Offer within seven Business Days of the date of this Agreement or (ii) failed to accept for payment and pay for shares of Enpath Common Stock as and when required pursuant to the Offer, unless such inaction shall have been caused by or resulted from the failure of Enpath to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by Enpath of any of its representations or warranties contained in this Agreement.

         9.2 EFFECT OF TERMINATION / TERMINATION FEE

         9.2.1 In the event this Agreement is terminated pursuant to Section 9.1, this Agreement and the plan of merger provided for in Article 3 shall become void and have no effect, except that (a) the provisions relating to confidentiality and expenses set forth in Section 7.4 and 10.2, respectively, shall survive any such termination, (b) a termination pursuant to Section 9.1.2(a) or 9.1.2(b) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination; and (c) if applicable, the provisions of Section 9.2.2 shall govern.

         9.2.2 If (i) Enpath's Board of Directors either terminates this Agreement pursuant to Section 6.2.2 and Section 9.1.6, or (ii) Purchaser terminates this Agreement pursuant to Section 9.1.5, then Enpath shall pay Purchaser a termination fee, in immediately available funds, in an amount equal to Three Million Dollars ($3,000,000) payable within 15 calendar days of such termination.

         9.2.3 Enpath acknowledges that the agreements contained in this Section
9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement. Accordingly, if Enpath fails to pay any amount due to Purchaser pursuant to Section 9.2 when due, Enpath shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of M&T Bank in Buffalo, New York from the date such amount was first payable to the date it is paid.

         9.3 WAIVER

         Except where not permitted by applicable Legal Requirements, Purchaser and Enpath, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Merger Sub and the shareholders of Enpath) extend the time for the performance of any of the obligations or other acts of Enpath, on the one hand, or Purchaser or Merger Sub, on the other hand, and may waive (a) any inaccuracies of such parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto or thereto, (b) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (c) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver, or amendment or supplement contemplated by Section 9.4, executed after approval of this Agreement and the Merger by the shareholders of Enpath shall, without the further approval thereof, change the amount or kind of Merger Consideration.

         9.4 AMENDMENT OR SUPPLEMENT

         This Agreement and the plan of merger provided for in Article 3 may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or officers authorized thereby and shall be subject to the proviso in Section 9.3.

                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article 3 shall survive the Effective Time indefinitely and those set forth in Sections 7.4, 9.1, 9.2 and Article 10 shall survive termination indefinitely.

         10.2 EXPENSES

         Each party hereto shall bear and pay all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated in this Agreement, including but not limited to the costs, fees and expenses of its own financial consultants, accountants and counsel; provided that Purchaser shall pay all filing fees payable pursuant to the HSR Act.

         10.3 ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, except as inconsistent herewith. The terms and conditions of this Agreement and the plan of merger provided for herein shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, nothing in this Agreement is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

         10.4 NO ASSIGNMENT

         No party hereto may assign any of its rights or obligations under this Agreement to any other Person.

         10.5 NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent and received by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to Enpath prior to the Closing, to:

                  Enpath Medical, Inc.
                  2300 Berkshire Lane North
                  Minneapolis, Minnesota, 55441
                  Attn:  President
                  Telephone:  (763) 951-8181
                  Facsimile:  (763) 559-0148

         With a required copy to:

                  Lindquist & Vennum, P.L.L.P.
                  4200 IDS Center
                  80 South Eighth Street
                  Minneapolis, Minnesota  55402
                  Attn:  Thomas G. Lovett IV
                         Barbara Lano Rummel
                  Telephone:  (612) 371-3211
                  Facsimile:  (612) 371-3207

         If to Purchaser or Merger Sub:

                  Greatbatch, Ltd.
                  9645 Wehrle Drive
                  Clarence, New York 14031
                  Attn:  President
                  Telephone:  716-759-5600
                  Facsimile:  716-759-5654

         With a required copy to:

                  Hodgson Russ LLP
                  One M&T Plaza, Suite 2000
                  Buffalo, New York 14203
                  Attn:  Robert B. Fleming
                          Kristy L. Berner
                  Telephone:  716-856-4000
                  Facsimile:  716-849-0349

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

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

         10.6 CAPTIONS

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         10.7 COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         10.8 GOVERNING LAW; JURISDICTION

         10.8.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent that federal law may apply or that the MBCA is mandatorily applicable to the internal corporate affairs of the parties to the Merger.

         10.8.2 Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States in the State of Minnesota in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any court of the United States located in the State of Minnesota, and (iv) consents to service being made through the notice procedures set forth in Section 10.5. Each of Enpath, Purchaser and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.5 shall be effective service of process for any claim, action, suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

         10.9 WAIVER OF JURY TRIAL

         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.10 INVALID PROVISIONS

         It any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provision of this Agreement will remain in full force and effect and will not be affected by illegal, invalid or unenforceable provision or by its severance herefrom.

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

         10.11 ENFORCEMENT OF AGREEMENT

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                            [SIGNATURE PAGE FOLLOWS]


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

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.


PURCHASER:                     GREATBATCH, LTD.

                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________



MERGER SUB:                    CHESTNUT ACQUISITION CORPORATION

                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________



ENPATH:                        ENPATH MEDICAL, INC.

                               By:_______________________________
                               Name:  James D. Hartman
                               Title:  Chairman of the Board

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

                                    ANNEX I
                                    -------


         1.1 Notwithstanding any other provision of the Offer, but subject to compliance with Section 2.1.1 of the Agreement, Merger Sub (a) shall not be required to accept for payment or pay for any tendered shares of Enpath Common Stock, (b) may delay the acceptance for payment of, or the payment for, any tendered Enpath Common Stock, and (c) may terminate or amend the Offer as to Enpath Common Stock not then paid for, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section
2.1.1 of the Agreement): (i) the Minimum Condition shall not have been satisfied; (ii) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated; or (iii) any of the following conditions exists:

         1.1.1 A temporary restraining order, preliminary or permanent injunction or other writ, injunction, consent, or order, issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger, other than the application of the waiting period provisions of the HSR Act is, in effect; or

         1.1.2 There shall have been any action taken, or any applicable Legal Requirement shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act, which makes the consummation of the Offer or the Merger illegal; or

         1.1.3 any of the representations and warranties of Enpath contained in this Agreement, disregarding any materiality or Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true and correct in all respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect and Purchaser shall have received a certificate signed by an executive officer of Enpath on its behalf to the foregoing effect; or

         1.1.4 Enpath shall have breached or failed to perform in any material respect any of its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the Offer, or such breach or failure to perform shall not have been cured to the good faith satisfaction of Purchaser; or

         1.1.5 or any change or development shall have occurred and be continuing as of the expiration of the Offer that has had, individually or in the aggregate, a Material Adverse Effect; or

         1.1.6 (a) an Adverse Recommendation Change shall have occurred and not been withdrawn, or (b) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement contemplated by Section 6.2.2 of the Agreement) relating to any Acquisition Proposal and such announcement shall not have been withdrawn and such letter, memorandum of understanding or contract shall remain in effect; or

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

         1.1.7 the Agreement shall have been terminated in accordance with its terms.

         1.2 The capitalized terms that are used in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger, dated as of April 28, 2007, by and among Greatbatch Ltd., a New York corporation, Chestnut Acquisition Corporation, a Minnesota corporation, and Enpath Medical, Inc., a Minnesota corporation.

                             SCHEDULES AND EXHIBITS
                             ----------------------

                                    EXHIBIT A
                                    ---------

                                  SHAREHOLDERS


         John C. Hertig
         James D. Hartman
         Thomas L. Auth
         Michael D. Dale
         Albert Emola
         Richard F. Sauter
         Richard T. Schwarz


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